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As filed with the Securities and Exchange Commission on May 14, 2010.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VORNADO REALTY TRUST
(Exact name of registrant as specified in its charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	22-1657560 (I.R.S. Employer Identification Number)
Joseph Macnow
888 Seventh Avenue	888 Seventh Avenue
New York, New York 10019	New York, New York 10019
(212) 894-7000	(212) 894-7000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)	(Name address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
William G. Farrar, Esq.
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

         If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☒	Accelerated Filer ☐	Non-Accelerated Filer ☐ (Do not check if smaller reporting company)	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common shares of beneficial interest, par value $0.04 per share	100,000	$77.85	$7,785,000	$555.08

(1)
Plus such additional shares as may be issued by reason of stock splits, stock dividends and similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales prices on the New York Stock Exchange on May 7, 2010.

PROSPECTUS

VORNADO REALTY TRUST

Amended and Restated Dividend Reinvestment Plan
100,000 Common Shares of Beneficial Interest
(par value $.04 per share)

        Our Amended and Restated Dividend Reinvestment Plan (amending and supplementing our 1998 Dividend Reinvestment Plan, and as further amended, modified or supplemented from time to time in accordance with its terms, the "Plan") is designed to provide participants with a convenient and economical method to reinvest all or a portion of their cash distributions in our common shares of beneficial interest, par value $.04 per share ("Common Shares"). The Plan will be administered by American Stock Transfer and Trust Company LLC, New York, New York, or any successor bank or trust company as may from time to time be designated by us (the "Agent").

        The Plan provides holders of record of our Common Shares and the limited partners other than us ("Limited Partners") of Vornado Realty L.P., a Delaware limited partnership and a subsidiary of ours, an opportunity to automatically reinvest all or a portion of their cash distributions received on Common Shares and units of limited partnership interest ("Units") in Vornado Realty L.P., respectively, in Common Shares.

        The Agent will buy, at our option, newly issued Common Shares directly from us or Common Shares in the open market or in negotiated transactions with third parties. Common Shares purchased by the Agent directly from us under the Plan may be purchased at the average of the high and low sale prices of the Common Shares as reported on the New York Stock Exchange (the "NYSE") on the relevant distribution payment date. We have the ability under the Plan to sell Common Shares purchased directly from us at a discount ranging from 0% to 5% from the otherwise applicable purchase price. We are currently not offering any discount for Common Shares purchased directly from us under the Plan. The price of Common Shares purchased in the open market or in negotiated transactions with third parties with reinvested dividends will be the weighted-average cost (excluding any brokerage commissions or mark-ups, and any other fees or expenses charged by the broker-dealer or broker-dealers involved) for all Common Shares purchased under the Plan in connection with the relevant distribution payment date.

        The Common Shares are listed on the NYSE under the symbol "VNO." In order to maintain our qualification as a real estate investment trust ("REIT") for federal income tax purposes and for other purposes, generally, no person may own more than 6.7% of the outstanding Common Shares. Common Shares owned in excess of this limit will be deemed "excess shares" under our declaration of trust. The holder of any excess shares will lose some ownership rights with respect to these Common Shares, and we will have the right to purchase them from the holder. See "Description of Common Shares—Restriction on Ownership of Common Shares."

        Investing in our Common Shares involves a high degree of risk. See "Risk Factors" on page 6 for certain factors relevant to an investment in the Common Shares.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated May 14, 2010

        You should rely only on the information contained in this prospectus or incorporated by reference in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. If anyone provides you with different, inconsistent or unauthorized information or representations, you must not rely on them. This prospectus is an offer to sell only the securities offered by these documents, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date on the front of those documents.

AVAILABLE INFORMATION

        We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any documents filed by us at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC's Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which Vornado Realty Trust's Common Shares are listed.

        We have filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C., as well as through the SEC's Internet site.

        The SEC's rules allow us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

        We incorporate by reference into this prospectus the following documents or information filed with the SEC:

  (1)
  Annual report of Vornado Realty Trust on Form 10-K for the fiscal year ended December 31, 2009 (File No. 001-11954), filed with the SEC on February 23, 2010;

  (2)
  Annual report of Vornado Realty Trust on Form 10-K/A (Amendment No. 1) for the fiscal year ended December 31, 2009 (File No. 001-11954), filed with the SEC on March 3, 2010;

  (3)
  Annual report of Vornado Realty Trust on Form 10-K/A (Amendment No. 2) for the fiscal year ended December 31, 2009 (File No. 001-11954), filed with the SEC on April 5, 2010;

  (4)
  Quarterly report of Vornado Realty Trust on Form 10-Q for the quarter ended March 31, 2010 (File No. 001-11954), filed with the SEC on May 4, 2010;

  (5)
  The description of Vornado Realty Trust's Common Shares contained in Vornado Realty Trust's registration statement on Form 8-B (File No. 001-11954), filed with the SEC on May 10, 1993; and

  (6)
  All documents filed by Vornado Realty Trust under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this prospectus and before the termination of this offering, except that the information referred to in Item 402(a)(8) of Regulation S-K of the SEC is not incorporated by reference into this prospectus.

        We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from our corporate secretary, 888 Seventh Avenue, New York, New York 10019, telephone (212) 894-7000. Alternatively, copies of these documents may be available on our website (www.vno.com). Any other documents available on our website are not incorporated by reference into this prospectus.

 CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This prospectus, including the documents incorporated by reference in it, contains forward-looking statements with respect to our financial condition, results of operations and business. These statements may be made directly in this document or they may be made part of this document by reference to other documents filed with the SEC, which is known as "incorporation by reference." You can find many of these statements by looking for words such as "approximates," "believes," "expects," "anticipates," "estimates," "intends," "plans," "would," "may" or similar expressions in this prospectus or the documents incorporated by reference. Unless the context otherwise requires or as otherwise specified, references in this prospectus to "Vornado," "we," "us" or "our" refer to Vornado Realty Trust and its subsidiaries, including Vornado Realty L.P., except where we make clear that we mean only the parent company, Vornado Realty Trust. In addition, we sometimes refer to Vornado Realty L.P. as the "Operating Partnership."

        These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, those listed under the caption "Risk Factors" in our Annual Reports on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q, and any applicable prospectus supplement, as well as the following possibilities:

  •
  national, regional and local economic conditions;

  •
  competition from other available space;

  •
  local conditions such as an oversupply of space or a reduction in demand for real estate in the area;

  •
  how well we manage our properties;

  •
  changes in market rental rates;

  •
  the timing and costs associated with property improvements and rentals;

  •
  whether we are able to pass some or all of any increases in operating costs through to tenants;

  •
  changes in real estate taxes and other expenses;

  •
  whether tenants and users such as customers and shoppers consider a property attractive;

  •
  the financial condition of our tenants, including the extent of tenant bankruptcies or defaults;

  •
  availability of financing on acceptable terms or at all;

  •
  fluctuations in interest rates;

  •
  our ability to secure adequate insurance;

  •
  changes in taxation;

  •
  changes in zoning laws;

  •
  government regulation;

  •
  consequences of any armed conflict involving, or terrorist attack against, the United States;

  •
  natural disasters;

  •
  potential liability under environmental or other laws or regulations; and

  •
  general competitive factors.

        Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these items are beyond our ability to control or predict. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this prospectus or, if applicable, the date of the applicable document incorporated by reference.

        All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. For more information on the uncertainty of forward-looking statements, see "Risk Factors" in our Annual Reports on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q and any applicable prospectus supplement.

RISK FACTORS

        An investment in our Common Shares involves certain risks. See "Risk Factors" beginning on page 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is incorporated by reference herein, and, to the extent applicable, our Quarterly Reports on Form 10-Q, to read about factors you should consider before investing in our Common Shares. In addition, you should consider the risks summarized below.

You will not know the price of our Common Shares at the time you make an investment decision.

        Although we describe generally in this prospectus how the price of any Common Shares you purchase will be determined, you will not know the price of the Common Shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

The price of our Common Shares may fluctuate between the time you make an investment decision and the time our Common Shares are purchased or sold by you.

        The price of our Common Shares may fluctuate between the time you decide to purchase Common Shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

        If you instruct the Agent to sell Common Shares under the Plan, you will not be able to direct the time or price at which your Common Shares are sold. The price of our Common Shares may decline between the time you decide to sell Common Shares and the time of actual sale.

        If you decide to withdraw from the Plan and request a certificate for whole shares credited to you under the Plan, the price of our Common Shares may decline between the time you decide to withdraw and the time you receive the certificate.

 VORNADO REALTY TRUST

        Vornado Realty Trust is a fully-integrated real estate investment trust and conducts its business through, and substantially all of its interests in properties are held by, Vornado Realty L.P. Vornado Realty Trust is the sole general partner of, and owned approximately 92.4% of the common limited partnership interest in, Vornado Realty L.P. at March 31, 2010.

        As of March 31, 2010, we own directly or indirectly:

  •
  Office Properties:

  •
  all or portions of 28 properties aggregating 16.2 million square feet in the New York City metropolitan area (primarily Manhattan);

  •
  all or portions of 84 properties aggregating 18.5 million square feet in the Washington, DC / Northern Virginia areas;

  •
  a 70% controlling interest in 555 California Street, a three-building complex aggregating 1.8 million square feet in San Francisco's financial district;

  •
  Retail Properties:

  •
  164 properties aggregating 22.7 million square feet, including 3.9 million square feet owned by tenants on land leased from us, primarily in Manhattan, the northeast states, California and Puerto Rico;

  •
  Merchandise Mart Properties:

  •
  8 properties aggregating 8.8 million square feet of showroom and office space, including the 3.5 million square foot Merchandise Mart in Chicago;

  •
  Toys "R" Us, Inc.:

  •
  a 32.7% interest in Toys "R" Us, Inc., which owns and/or operates 1,566 stores worldwide, including 849 stores in the United States and 717 stores internationally;

  •
  Other Real Estate Investments:

  •
  32.4% of the common stock of Alexander's, Inc. (NYSE: ALX), which has seven properties in the greater New York metropolitan area;

  •
  the Hotel Pennsylvania in New York City;

  •
  mezzanine loans on real estate; and

  •
  other real estate and investments, including marketable securities.

        Our principal executive offices are located at 888 Seventh Avenue, New York, New York 10019, and our telephone number is (212) 894-7000.

 USE OF PROCEEDS

        Vornado Realty Trust will receive the net proceeds from any sale of Common Shares purchased by the Agent directly from Vornado Realty Trust. Vornado Realty Trust is required by the terms of the limited partnership agreement of Vornado Realty L.P. to contribute the net proceeds from any sale of Common Shares to Vornado Realty L.P. in exchange for Class A Units in Vornado Realty L.P. Vornado Realty Trust and Vornado Realty L.P. intend to use the net proceeds from the sale of any Common Shares purchased by the Agent directly from Vornado Realty Trust for general trust or partnership purposes or other uses. These other uses may include, among others, the funding of an acquisition or the repayment of indebtedness.

        Vornado Realty Trust will not receive any proceeds from purchases of Common Shares by the Agent in the open market or in negotiated transactions with third parties.

DESCRIPTION OF THE PLAN

        The following, in question and answer form, are the provisions of the Plan. Those shareholders and holders of limited partnership units of Vornado Realty L.P. who are not participants in the Plan will continue to receive cash or other distributions, if and when authorized and declared, as usual.

Purposes, Advantages and Disadvantages

1.     What are the purposes of the Plan?

        The purposes of the Plan are to provide participants with a simple and convenient method of investing in Common Shares without payment of any brokerage commissions, service charges or other expenses. To the extent that Common Shares are purchased directly from Vornado Realty Trust under the Plan, Vornado Realty Trust will receive additional funds for general trust or partnership purposes, as the case may be. See "Use of Proceeds." Vornado Realty Trust will not receive any proceeds from purchases of Common Shares by the Agent in the open market or in negotiated transactions with third parties.

2.     How may shareholders and Limited Partners purchase Common Shares under the Plan?

        Shareholders and Limited Partners may have cash distributions received on all or a portion of the Common Shares and Units registered in their name automatically reinvested in Common Shares. Beneficial owners of Common Shares and Units ("Beneficial Owners") registered in the name of a broker, bank or other nominee or trustee may participate in the Plan either by having their Common Shares or Units transferred into their own names or by making appropriate arrangements with their record holder to participate on their behalf, as described in Question 6.

3.     What are some of the advantages and disadvantages of participation in the Plan?

        Participants in the Plan receive full investment of their cash distributions because they are not required to pay brokerage commissions, service charges or other expenses in connection with the purchase of Common Shares under the Plan and because the Plan permits fractional Common Shares as well as whole Common Shares to be purchased. In addition, cash distributions on all whole and fractional Common Shares purchased and held under the Plan are automatically reinvested in additional Common Shares. Participants also avoid the necessity for safe-keeping certificates evidencing the Common Shares purchased pursuant to the Plan and have increased protection against loss, theft or destruction of those certificates. Furthermore, certificates for underlying Common Shares may be deposited for safe-keeping as described in Question 17. A regular statement for each account provides the participant with a record of each transaction.

        The Plan has certain disadvantages as compared to purchases of Common Shares through brokers or otherwise. No interest will be paid by Vornado Realty Trust, the Operating Partnership or the Agent on distributions held pending reinvestment. The Agent, not the participant, determines the timing of investments, as described in Question 11. Accordingly, the purchase price for the Common Shares may vary from that which would otherwise have been obtained by directing a purchase through a broker or in a negotiated transaction, and the actual number of shares acquired by the participant will not be known until after the Common Shares are purchased by the Agent, as described in Question 12. For a discussion of U.S. Federal income tax consequences in connection with participation in the Plan, see "Federal Income Tax Considerations."

Eligibility and Participation

4.     Who is eligible to become a participant?

        Any shareholder or Limited Partner who has reached the age of majority may elect to participate in the Plan. If a Beneficial Owner has Common Shares or Units registered in a name other than his or her own, such as that of a broker, bank or other nominee or trustee, the Beneficial Owner may participate in the Plan either by having the Common Shares or Units transferred into his or her own name or by making appropriate arrangements with the record holder to participate on his or her behalf, as described in Question 6. Beneficial Owners should consult directly with the entity holding their Common Shares or Units to determine if they can enroll in the Plan. If not, the Beneficial Owner should request his or her broker, bank or other nominee or trustee to transfer some or all of the Common Shares or Units into the Beneficial Owner's own name in order to participate directly.

        Shareholders and Limited Partners who are citizens or residents of a country other than the United States, its territories and possessions should make certain that their participation does not violate local laws governing such things as taxes, currency and exchange controls, share registration, foreign investments and related matters.

5.     What do participants in Vornado Realty Trust's 1998 Dividend Reinvestment Plan need to do under this Plan?

        We previously had in place our Dividend Reinvestment Plan (the "1998 Plan") that provided shareholders and Limited Partners the opportunity to reinvest their cash distributions in our Common Shares. Vornado Realty Trust is filing the registration statement, of which this prospectus is a part, to register additional Common Shares for issuance under the Plan. In addition, the Plan provides updated information regarding the Agent. As a participant in the 1998 Plan, you will automatically be enrolled in the current Plan, according to the terms and conditions laid out in this prospectus, with no need to fill out a new Authorization Form. You may change your reinvestment option or withdraw from the Plan just like any other participant. See Questions 20, 21 and 22 for more details.

6.     How does an eligible person become a participant?

        Shareholders and Limited Partners who currently participate in the 1998 Plan are automatically enrolled in the Plan. Otherwise, an eligible person may elect to become a participant in the Plan at any time, subject to Vornado Realty Trust's right to modify, suspend, terminate or refuse participation in the Plan. To become a participant, complete an Authorization Form and mail it to the Agent in care of American Stock Transfer & Trust Company LLC ("AST"), P.O. Box 922, Wall Street Station, New York, New York 10269-0560. Authorization Forms may be requested by calling, toll free, 1-866-673-8056. The "Submission Deadline" for Authorization Forms and Beneficial Owner Authorization Forms is 5:00 p.m. on the Trading Day immediately preceding the record date for the relevant distribution payment. A "Trading Day" means a day on which the NYSE is open for business. Existing shareholders and Limited Partners may enroll online at www.amstock.com. You only need to know your AST ten (10) digit account number and your social security number to gain access to your account.

        In addition to the foregoing, a broker, bank or other nominee or trustee, all of whose Common Shares are beneficially owned by others, who desires to participate in the Plan on behalf of such Beneficial Owners, may participate in the Plan, subject to Vornado Realty Trust's right to modify, suspend, terminate or refuse participation in the Plan, by signing and returning a Beneficial Owner Authorization Form listing such Beneficial Owners and their social security numbers or federal tax identification numbers to the Agent in care of American Stock Transfer & Trust Company LLC, P.O. Box 922, Wall Street Station, New York, New York 10269-0560. Beneficial Owner Authorization Forms may be requested by calling, toll free, 1-866-673-8056. A separate Beneficial Owner Authorization Form must be submitted each time the participant desires to participate in the Plan on behalf of such Beneficial Owners. Such Beneficial Owner Authorization Form must be submitted prior to each Submission Deadline.

        Beneficial Owners desiring to participate in the Plan should (i) contact the holder of record who holds the Common Shares or Units on behalf of such Beneficial Owners, (ii) have such holder of record become a participant in the Plan by completing an Authorization Form and returning it to the Agent, and (iii) have such holder of record sign and return a Beneficial Owner Authorization Form, as described above. Vornado Realty Trust may in its sole discretion establish other or additional requirements that apply to participants who desire to participate in the Plan on behalf of Beneficial Owners.

7.     What does the Authorization Form provide?

        The Authorization Form authorizes the Agent to apply any cash distributions received on Common Shares and Units registered in the participant's name, less applicable fees, to the purchase of Common Shares for the participant's account under the Plan. The Authorization Form offers the following investment options:

  •
  Full cash distribution reinvestment. To reinvest automatically all cash distributions received on all Common Shares and all Units registered under the Plan in the participant's name.

  •
  Partial cash distribution reinvestment. (i) To reinvest automatically only the cash distributions received on a specified number of Common Shares or Units registered under the Plan in the participant's name and (ii) to receive distributions on any remaining Common Shares or Units in cash.

        A participant may change his or her election by completing and signing a new Authorization Form and returning it to the Agent. Any election or change of election concerning the reinvestment of distributions must be received by the Agent by the applicable Submission Deadline in order for the election or change to become effective with that distribution. If a participant signs and returns an Authorization Form without checking a desired option, or checks a partial cash distribution reinvestment option without specifying a number of shares, the participant will be deemed to have selected the full cash distribution reinvestment option.

        Regardless of which method of participation is selected, all cash distributions paid on whole or fractional Common Shares purchased and held pursuant to the Plan will be reinvested automatically.

Reinvestment of Distributions

8.     When will distributions be reinvested?

        If a properly completed Authorization Form specifying "full cash distribution reinvestment" or "partial cash distribution reinvestment" is received by the Agent by the Submission Deadline established for a particular cash distribution payment, reinvestment of cash distributions will begin with that cash distribution payment. If the Authorization Form is received after the Submission Deadline established for a particular cash distribution payment and before the Submission Deadline for the next succeeding cash distribution payment, that cash distribution will be paid in cash and reinvestment of cash distributions will not begin until the next succeeding cash distribution payment.

        Inquiries regarding upcoming quarterly distribution record and payment dates for the Common Shares and Units should be directed to the Agent at American Stock Transfer & Trust Company LLC, 6201 15th Avenue, Brooklyn, New York 11219, Attention: Shareholder Relations Department.

9.     What limitations apply to reinvestment of distributions?

        Generally, for Vornado Realty Trust to maintain its qualification as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of the outstanding shares of beneficial interest of Vornado Realty Trust may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of Vornado Realty Trust's taxable year (other than the first taxable year for which the election to be treated as a REIT has been made). Our declaration of trust, subject to certain exceptions, provides that no person may own more than 6.7% of the outstanding Common Shares or 9.9% of the outstanding preferred shares of beneficial interest, no par value per share. See "Description of Common Shares—Restrictions on Ownership."

Purchases

10.   What is the source of Common Shares purchased under the Plan?

        Purchases of Common Shares by the Agent for the Plan may be made, at Vornado Realty Trust's option, either (i) directly from Vornado Realty Trust out of its authorized but unissued Common Shares or (ii) in the open market or in negotiated transactions with third parties. Currently, Vornado Realty Trust anticipates that the Common Shares will be purchased by the Agent for the Plan directly from Vornado Realty Trust, but this may change from time to time at Vornado Realty Trust's election.

11.   When will Common Shares be purchased for a participant's account?

        Purchases of Common Shares directly from Vornado Realty Trust will be made on the relevant distribution payment date. Purchases in the open market will begin on the relevant distribution payment date and will be completed no later than 30 days after that date, except where completion at a later date is necessary or advisable under any applicable securities laws or regulations. The exact timing of open market purchases, including determining the number of Common Shares, if any, to be purchased on any day or at any time on that day, the prices paid for those Common Shares, the markets on which the purchases are made and the persons (including brokers and dealers) from or through which the purchases are made, will be determined by the Agent or the broker selected by it for that purpose. Neither Vornado Realty Trust nor the Agent will be liable when conditions, including compliance with the rules and regulations of the Commission, prevent the purchase of Common Shares or interfere with the timing of the purchases. The Agent may purchase Common Shares in advance of a distribution payment date for settlement on or after that date.

        Notwithstanding the above, funds will be distributed, without interest, to participants if not used to purchase Common Shares within 30 days of the distribution payment date for distribution reinvestments.

        In making purchases for a participant's account, the Agent may commingle the participant's funds with those of other participants in the Plan.

12.   What is the purchase price of Common Shares purchased by participants under the Plan?

        Common Shares purchased by the Agent directly from Vornado Realty Trust under the Plan in connection with the reinvestment of cash distributions may be purchased at the average of the high and low sale prices of the Common Shares on the NYSE on the relevant distribution payment date. Vornado Realty Trust has the ability under the Plan to sell Common Shares purchased directly from Vornado Realty Trust at a discount ranging from 0% to 5% from the otherwise applicable purchase price. Vornado Realty Trust is currently not offering any discount for Common Shares purchased by the Agent directly from Vornado Realty Trust under the Plan in connection with the reinvestment of cash distributions.

        Vornado Realty Trust may change its determination that Common Shares will be purchased by the Agent directly from Vornado Realty Trust and instead determine that Common Shares will be purchased by the Agent in the open market or in negotiated transactions, without prior notice to participants. The price of Common Shares purchased in the open market or in negotiated transactions with third parties with reinvested cash distributions will be the weighted-average cost (excluding any brokerage commissions or mark-ups, and any other fees or expenses charged by the broker-dealer or broker-dealers involved) for all Common Shares purchased under the Plan in connection with the relevant distribution payment date.

13.   How many Common Shares will be purchased for a participant?

        The number of Common Shares to be purchased for a participant's account as of any cash distribution payment date will be equal to the total dollar amount to be invested for the participant, less any applicable fees, divided by the applicable purchase price computed to the fourth decimal place. For a participant who has elected to reinvest distributions received on Common Shares or Units registered in his or her name, the total dollar amount to be invested as of any distribution payment date will be the sum of all or the specified portion of the cash distributions received on Common Shares or Units registered in the participant's own name and all cash distributions received on Common Shares previously purchased and held under the Plan by the participant.

        The amount to be invested for a participant with reinvested cash distributions will also be reduced by any amount Vornado is required to deduct for Federal tax withholding purposes.

Plan Administration

14.   Who administers the Plan?

        AST, as Agent for the participants, administers the Plan, keeps records, sends statements of account to participants and performs other duties relating to the Plan. All costs of administering the Plan are paid by Vornado Realty Trust, except as provided in this prospectus.

        The following address may be used to obtain information about the Plan or if you have any questions regarding the Plan: American Stock Transfer and Trust Company LLC, 6201 15th Avenue, Brooklyn, New York 11219. You may also visit AST's website at www.amstock.com or call 1-866-673-8056. If you wish to process a transaction or request Authorization Forms please send your request to American Stock Transfer and Trust Company LLC, P.O. Box 922, Wall Street Station, New York, New York 10269-0560 or visit AST's website www.amstock.com or call 1-866-673-8056.

15.   What reports are sent to participants in the Plan?

        After an investment is made for a participant's Plan account, the participant will be sent a year to date summary statement which will provide a record of the costs of the Common Shares purchased for that account, the purchase date and the number of Common Shares in that account. These statements should be retained for income tax purposes. In addition, each participant will be sent information sent to every holder of Common Shares, including Vornado Realty Trust's annual report, notice of annual meeting and proxy statement and income tax information for reporting distributions received.

        All reports and notices from the Agent to a participant will be addressed to the participant's last known address. Participants should notify the Agent promptly in writing of any change of address.

16.   What is the responsibility of Vornado Realty Trust and the Agent under the Plan?

        Vornado Realty Trust and the Agent, in administering the Plan, are not liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability (i) with respect to the prices and times at which Common Shares are purchased or sold for a participant, (ii) with respect to any fluctuation in market value before or after any purchase or sale of Common Shares or (iii) arising out of any failure to terminate a participant's account upon that participant's death prior to receipt by the Agent of notice in writing of the death. Neither Vornado Realty Trust nor the Agent can provide any assurance of a profit, or protect a participant from a loss, on Common Shares purchased under the Plan. These limitations of liability do not affect any liabilities arising under the Federal securities laws, including the Securities Act of 1933, as amended (the "Securities Act").

        The Agent may resign as administrator of the Plan at any time, in which case Vornado Realty Trust will appoint a successor administrator or determine to terminate the Plan. In addition, Vornado Realty Trust may replace the Agent with a successor administrator or determine to terminate the Plan at any time.

Common Share Certificates

17.   Are certificates issued to participants for Common Shares purchased under the Plan?

        A certificate for any number of whole Common Shares purchased by a participant under the Plan or deposited with the Agent for safe-keeping will be issued to the participant upon written request by the participant to the Agent. These requests will be handled by the Agent, normally within two weeks, at no charge to the participant. Any remaining whole Common Shares and any fractional Common Shares will continue to be held in the participant's Plan account. Certificates for fractional Common Shares will not be issued under any circumstances.

18.   What is the effect on a participant's Plan account if a participant requests a certificate for whole Common Shares held in the account?

        If a participant requests a certificate for whole Common Shares held in his or her account, cash distributions on those Common Shares will continue to be reinvested under the Plan in the same manner as prior to the request so long as the Common Shares remain registered in the participant's name.

19.   May Common Shares held in certificate form be deposited in a participant's Plan account?

        Yes, whether or not the participant has previously authorized reinvestment of cash distributions, certificates registered in the participant's name may be surrendered to the Agent for deposit in the participant's Plan account. All cash distributions on any Common Shares evidenced by certificates deposited in accordance with the Plan will automatically be reinvested. The participant should contact the Agent for the proper procedure to deposit certificates.

Withdrawal From the Plan

20.   May a participant withdraw from the Plan?

        Yes, by providing written notice instructing the Agent to terminate the participant's Plan account.

21.   What happens when a participant terminates an account?

        If a participant's notice of termination is received by the Agent at least three Trading Days prior to the cash distribution payment date, reinvestment of cash distributions will cease as of the date the notice of termination is received by the Agent and that distribution will be paid to the participant in cash. If the notice of termination is received later than three Trading Days prior to the cash distribution payment date, then that distribution will be reinvested. However, all subsequent cash distributions will be paid to the participant in cash on all balances.

        As soon as practicable after notice of termination is received, the Agent will send to the participant (i) a certificate evidencing all whole Common Shares held in the account and (ii) a check representing the value of any fractional Common Shares held in the account. After an account is terminated, all distributions for the terminated account will be paid to the participant unless the participant re-elects to participate in the Plan.

        When terminating an account, the participant may request that all Common Shares, both whole and fractional, held in the Plan account be sold, or that certain of the Common Shares be sold and a certificate be issued for the remaining Common Shares. The Agent will remit to the participant the proceeds of any sale of Common Shares, less any related trading fees, transfer tax or other fees incurred by the Agent allocable to the sale of those Common Shares.

22.   When may a former participant re-elect to participate in the Plan?

        Generally, any former participant may re-elect to participate at any time. However, the Agent reserves the right to reject any Authorization Form on the grounds of excessive joining and withdrawing. This reservation is intended to minimize unnecessary administrative expense and to encourage use of the Plan as a long-term investment service.

Sale of Common Shares

23.   May a participant request that Common Shares held in a Plan account be sold?

        Yes, a participant may request that all or any number of Common Shares held in a Plan account be sold, either when an account is being terminated, as described in Question 21, or without terminating the account. However, fractional Common Shares will not be sold unless all Common Shares held in the account are sold.

        Within five days after receipt of a participant's written request to sell Common Shares held in a Plan account, the Agent will place a sell order through a broker or dealer designated by the Agent. The participant will receive the proceeds of the sale, less any trading fees, transfer tax or other fees incurred by the Agent allocable to the sale of those Common Shares. No participant will have the authority or power to direct the date or price at which Common Shares may be sold. Proceeds of the sale will be forwarded by the Agent to the participant within 30 days after receipt of the participant's request to sell. Participants may also call the toll free number 1-866-673-8056 or access their account online at www.amstock.com.

Other Information

24.   May Common Shares or Units held in the Plan be pledged or assigned?

        Common Shares or Units held in the Plan may not be pledged or assigned, and any such purported pledge or assignment will be void. A participant who wishes to pledge or assign Common Shares must request that a certificate for those Common Shares first be issued in the participant's name.

25.   What happens if Vornado Realty Trust authorizes a distribution of shares or splits its shares?

        If there is a distribution payable in Common Shares or a Common Share split, the Agent will receive and credit to the participant's Plan account the applicable number of whole and/or fractional Common Shares based on the number of Common Shares held in the participant's Plan account.

        Participants should recognize that transaction processing may either be curtailed or suspended until the completion of any distribution payable in Common Shares, share split or corporate action.

26.   What happens if Vornado Realty Trust has a rights offering?

        If Vornado Realty Trust has a rights offering in which separately tradable and exercisable rights are issued to registered holders of Common Shares, the rights attributable to whole Common Shares held in a participant's Plan account will be transferred to the Plan participant as promptly as practicable after the rights are issued.

27.   How are the participant's Common Shares voted at shareholder meetings?

        Common Shares held for a participant in the Plan will be voted at shareholder meetings as that participant directs by proxy. Direct participants in the Plan will receive proxy materials from Vornado Realty Trust. Common Shares held in a participant's Plan account may also be voted in person at the meeting.

28.   May the Plan be suspended or terminated?

        While Vornado Realty Trust expects to continue the Plan indefinitely, Vornado Realty Trust may suspend or terminate the Plan at any time, upon 20 days notice to shareholders and Limited Partners. Vornado Realty Trust also reserves the right to modify, suspend, terminate or refuse participation in the Plan to any person at any time. Vornado Realty Trust may modify, suspend, terminate or refuse participation in the Plan to any person at any time, if participation, or any increase in the number of Common Shares held by that person, would, in the opinion of the Board of Trustees of Vornado Realty Trust, jeopardize the status of Vornado Realty Trust as a REIT.

29.   May the Plan be amended?

        The Plan may be amended or supplemented by Vornado Realty Trust at any time. Any amendment or supplement will only be effective upon mailing appropriate written notice at least 20 days prior to the effective date thereof to each participant. Written notice is not required when an amendment or supplement is necessary or appropriate to comply with the rules or policies of the Commission, the Internal Revenue Service or other regulatory authority or law, or when an amendment or supplement does not materially affect the rights of participants. The amendment or supplement will be deemed to be accepted by a participant unless, prior to the effective date thereof, the Agent receives written notice of the termination of a participant's Plan account. Any amendment may include an appointment by the Agent or by Vornado Realty Trust of a successor bank or agent, in which event Vornado Realty Trust is authorized to pay that successor bank or agent for the account of the participant all distributions and distributions payable on Common Shares held by the participant for application by that successor bank or agent as provided in the Plan.

30.   What happens if the Plan is terminated?

        If the Plan is terminated, each participant will receive (i) a certificate for all whole Common Shares held in the participant's Plan account and (ii) a check representing the value of any fractional Common Shares held in the participant's Plan account and any uninvested distributions held in the account.

31.   Who interprets and regulates the Plan?

        Vornado Realty Trust is authorized to issue such interpretations, adopt such regulations and take such action as it may deem reasonably necessary to effectuate the Plan. Any action to effectuate the Plan taken by Vornado Realty Trust or the Agent in the good faith exercise of its judgment will be binding on participants.

32.   What law governs the Plan?

        The terms and conditions of the Plan and its operation will be governed by the laws of the State of Maryland, Vornado Realty Trust's state of formation.

DESCRIPTION OF COMMON SHARES

        The following descriptions of the material terms of the Common Shares are only a summary and are subject to, and qualified in their entirety by reference to, the more complete descriptions of the shares in the following documents: (a) Vornado Realty Trust's amended and restated declaration of trust, including the applicable articles supplementary, and (b) Vornado Realty Trust's amended and restated bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See "Available Information" for information about how to obtain copies of the declaration of trust and bylaws. Please note that in this section entitled "Description of Common Shares," references to "Vornado," "we," "our" and "us" refer only to Vornado Realty Trust and not to its subsidiaries or Vornado Realty L.P. unless the context requires otherwise.

        The declaration of trust authorizes the issuance of up to 720,000,000 shares, consisting of 250,000,000 common shares of beneficial interest, $.04 par value per share, 110,000,000 preferred shares of beneficial interest, no par value per share, and 360,000,000 excess shares of beneficial interest, $.04 par value per share.

        As of March 31, 2010, 181,913,554 Common Shares were issued and outstanding. No excess shares were issued and outstanding as of March 31, 2010. The Common Shares of Vornado Realty Trust are listed on the NYSE under the symbol "VNO."

        As of March 31, 2010, the declaration of trust authorizes the issuance of 110,000,000 preferred shares. Of the authorized 110,000,000 preferred shares, Vornado has designated:

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  83,977 as $3.25 Series A Convertible Preferred Shares;

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  4,800,000 as Series D-10 7.00% Cumulative Redeemable Preferred Shares;

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  1,400,000 as Series D-11 7.20% Cumulative Redeemable Preferred Shares;

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  800,000 as Series D-12 6.55% Cumulative Redeemable Preferred Shares;

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  4,000,000 as Series D-14 6.75% Cumulative Redeemable Preferred Shares;

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  1,800,000 as Series D-15 6.875% Cumulative Redeemable Preferred Shares;

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  3,000,000 as 7.00% Series E Cumulative Redeemable Preferred Shares;

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  6,000,000 as 6.75% Series F Cumulative Redeemable Preferred Shares;

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  8,000,000 as 6.625% Series G Cumulative Redeemable Preferred Shares;

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  4,500,000 as 6.750% Series H Cumulative Redeemable Preferred Shares; and

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  10,800,000 as 6.625% Series I Cumulative Redeemable Preferred Shares.

        As of March 31, 2010, 49,584 $3.25 Series A Convertible Preferred Shares, 1,600,000 Series D-10 7.00% Cumulative Redeemable Preferred Shares, 3,000,000 7.00% Series E Cumulative Redeemable Preferred Shares, 6,000,000 6.75% Series F Cumulative Redeemable Preferred Shares, 8,000,000 6.625% Series G Cumulative Redeemable Preferred Shares, 4,500,000 6.750% Series H Cumulative Redeemable Preferred Shares, and 10,800,000 6.625% Series I Cumulative Redeemable Preferred Shares were outstanding. No Series D-11 7.20% Cumulative Redeemable Preferred Shares, Series D-12 6.55% Cumulative Redeemable Preferred Shares, Series D-14 6.75% Cumulative Redeemable Preferred Shares or Series D-15 6.875% Cumulative Redeemable Preferred Shares were issued and outstanding as of March 31, 2010. Shares of each of these series may be issued in the future upon redemption of preferred units of limited partnership interest of Vornado Realty L.P. of a corresponding series that were issued and outstanding as of March 31, 2010.

Dividend and Voting Rights of Holders of Common Shares

        The holders of Common Shares are entitled to receive dividends when, if and as authorized by the board of trustees and declared by Vornado out of assets legally available to pay dividends, if receipt of the dividends is in compliance with the provisions in the declaration of trust restricting the ownership and transfer of shares of beneficial interest. However, if any preferred shares are outstanding at the time, Vornado may only pay dividends or other distributions on Common Shares or purchase Common Shares if full cumulative dividends have been paid on outstanding preferred shares and there is no arrearage in any mandatory sinking fund on outstanding preferred shares. The terms of the series of preferred shares that are now issued and outstanding do not provide for any mandatory sinking fund.

        The holders of Common Shares are entitled to one vote for each share on all matters on which shareholders are entitled to vote, including elections of trustees. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the trustees then standing for election. The holders of Common Shares do not have any conversion, redemption or preemptive rights to subscribe to any securities of Vornado. If Vornado is dissolved, liquidated or wound up, holders of Common Shares are entitled to share proportionally in any assets remaining after the prior rights of creditors, including holders of Vornado's indebtedness, and the aggregate liquidation preference of any preferred shares then outstanding are satisfied in full.

        The Common Shares have equal dividend, distribution, liquidation and other rights and have no preference, appraisal or exchange rights. All outstanding Common Shares are, and any Common Shares offered by this prospectus, upon issuance, will be, duly authorized, validly issued, fully paid and non-assessable.

        The transfer agent for the Common Shares is American Stock Transfer & Trust Company, New York, New York.

Restrictions on Ownership of Common Shares

        The Common Shares Beneficial Ownership Limit.    For Vornado to maintain its qualification as a REIT under the Code, not more than 50% of the value of its outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of a taxable year and the shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. The Code defines "individuals" to include some entities for purposes of the preceding sentence. All references to a shareholder's ownership of Common Shares in this section "—The Common Shares Beneficial Ownership Limit" assume application of the applicable attribution rules of the Code under which, for example, a shareholder is deemed to own shares owned by his or her spouse.

        The declaration of trust contains a number of provisions that restrict the ownership and transfer of shares and are designed to safeguard Vornado against an inadvertent loss of its REIT status. These provisions also may deter non-negotiated acquisitions of, and proxy fights for, us by third parties. The declaration of trust contains a limitation that restricts, with some exceptions, shareholders from owning more than a specified percentage of the outstanding Common Shares. We call this percentage the "Common Shares beneficial ownership limit." The Common Shares beneficial ownership limit was initially set at 2.0% of the outstanding Common Shares. Our board of trustees subsequently adopted a resolution raising the Common Shares beneficial ownership limit from 2.0% to 6.7% of the outstanding Common Shares and has the authority to grant exemptions from the Common Shares beneficial ownership limit. The shareholders who owned more than 6.7% of the Common Shares immediately after the merger of Vornado, Inc. into Vornado in May 1993 may continue to do so and may acquire additional Common Shares through stock option and similar plans or from other shareholders who owned more than 6.7% of the Common Shares immediately after that merger. However, Common

Shares cannot be transferred if, as a result, more than 50% in value of the outstanding shares of Vornado would be owned by five or fewer individuals. While the shareholders who owned immediately after the merger of Vornado, Inc. into Vornado in May 1993 and currently continue to own more than 6.7% of the Common Shares are not generally permitted to acquire additional Common Shares from any other source, these shareholders, provided that such shareholders continue to own in excess of 6.7% of the Common Shares, may acquire additional Common Shares from any source if Vornado issues additional Common Shares, up to the percentage held by them on the Limitation Date, as defined in our declaration of trust.

        Shareholders should be aware that events other than a purchase or other transfer of Common Shares can result in ownership, under the applicable attribution rules of the Code, of Common Shares in excess of the Common Shares beneficial ownership limit. For instance, if two shareholders, each of whom owns 3.5% of the outstanding Common Shares, were to marry, then after their marriage both shareholders would be deemed to own 7.0% of the outstanding Common Shares, which is in excess of the Common Shares beneficial ownership limit. Similarly, if a shareholder who owns 4.9% of the outstanding Common Shares were to purchase a 50% interest in a corporation which owns 4.8% of the outstanding Common Shares, then the shareholder would be deemed to own 7.3% of the outstanding Common Shares. You should consult your own tax advisors concerning the application of the attribution rules of the Code in your particular circumstances.

        The Constructive Ownership Limit.    Under the Code, rental income received by a REIT from persons in which the REIT is treated, under the applicable attribution rules of the Code, as owning a 10% or greater interest does not constitute qualifying income for purposes of the income requirements that REITs must satisfy. For these purposes, a REIT is treated as owning any stock owned, under the applicable attribution rules of the Code, by a person that owns 10% or more of the value of the outstanding shares of the REIT. The attribution rules of the Code applicable for these purposes are different from those applicable with respect to the Common Shares beneficial ownership limit. All references to a shareholder's ownership of Common Shares in this section "—The Constructive Ownership Limit" assume application of the applicable attribution rules of the Code.

        In order to ensure that rental income of Vornado will not be treated as nonqualifying income under the rule described in the preceding paragraph, and thus to ensure that Vornado will not inadvertently lose its REIT status as a result of the ownership of shares by a tenant, or a person that holds an interest in a tenant, the declaration of trust contains an ownership limit that restricts, with some exceptions, shareholders from owning more than 9.9% of the outstanding shares of any class. We refer to this 9.9% ownership limit as the "constructive ownership limit." The shareholders who owned shares in excess of the constructive ownership limit immediately after the merger of Vornado, Inc. into Vornado in May 1993 generally are not subject to the constructive ownership limit. The declaration of trust also contains restrictions that are designed to ensure that the shareholders who owned shares in excess of the constructive ownership limit immediately after the merger of Vornado, Inc. into Vornado in May 1993 will not, in the aggregate, own a large enough interest in a tenant or subtenant of the REIT to cause rental income received, directly or indirectly, by the REIT from that tenant or subtenant to be treated as nonqualifying income for purposes of the income requirements that REITs must satisfy. The restrictions described in the preceding sentence have an exception for tenants and subtenants from whom the REIT receives, directly or indirectly, rental income that is not in excess of a specified threshold.

        Shareholders should be aware that events other than a purchase or other transfer of shares can result in ownership, under the applicable attribution rules of the Code, of shares in excess of the constructive ownership limit. As the attribution rules that apply with respect to the constructive ownership limit differ from those that apply with respect to the Common Shares beneficial ownership limit, the events other than a purchase or other transfer of shares which can result in share ownership in excess of the constructive ownership limit can differ from those which can result in share ownership in excess of the Common Shares beneficial ownership limit. You should consult your own tax advisors concerning the application of the attribution rules of the Code in your particular circumstances.

        Issuance of Excess Shares If the Ownership Limits Are Violated.    The declaration of trust provides that a transfer of Common Shares that would otherwise result in ownership, under the applicable attribution rules of the Code, of Common Shares in excess of the Common Shares beneficial ownership limit or the constructive ownership limit, or which would cause the shares of beneficial interest of Vornado to be beneficially owned by fewer than 100 persons, will be void and the purported transferee will acquire no rights or economic interest in the Common Shares. In addition, the declaration of trust provides that Common Shares that would otherwise be owned, under the applicable attribution rules of the Code, in excess of the Common Shares beneficial ownership limit or the constructive ownership limit will be automatically exchanged for excess shares. These excess shares will be transferred, by operation of law, to Vornado as trustee of a trust for the exclusive benefit of a beneficiary designated by the purported transferee or purported holder. While so held in trust, excess shares are not entitled to vote and are not entitled to participate in any dividends or distributions made by Vornado. Any dividends or distributions received by the purported transferee or other purported holder of the excess shares before Vornado discovers the automatic exchange for excess shares must be repaid to Vornado upon demand.

        If the purported transferee or purported holder elects to designate a beneficiary of an interest in the trust with respect to the excess shares, he or she may designate only a person whose ownership of the shares will not violate the Common Shares beneficial ownership limit or the constructive ownership limit. When the designation is made, the excess shares will be automatically exchanged for Common Shares. The declaration of trust contains provisions designed to ensure that the purported transferee or other purported holder of the excess shares may not receive, in return for transferring an interest in the trust with respect to the excess shares, an amount that reflects any appreciation in the Common Shares for which the excess shares were exchanged during the period that the excess shares were outstanding but will bear the burden of any decline in value during that period. Any amount received by a purported transferee or other purported holder for designating a beneficiary in excess of the amount permitted to be received must be turned over to Vornado. The declaration of trust provides that Vornado, or its designee, may purchase any excess shares that have been automatically exchanged for Common Shares as a result of a purported transfer or other event. The price at which Vornado, or its designee, may purchase the excess shares will be equal to the lesser of:

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  in the case of excess shares resulting from a purported transfer for value, the price per share in the purported transfer that resulted in the automatic exchange for excess shares, or in the case of excess shares resulting from some other event, the market price of the Common Shares exchanged on the date of the automatic exchange for excess shares; and

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  the market price of the Common Shares exchanged for the excess shares on the date that Vornado accepts the deemed offer to sell the excess shares.

        Vornado's right to buy the excess shares will exist for 90 days, beginning on the date that the automatic exchange for excess shares occurred or, if Vornado did not receive a notice concerning the purported transfer that resulted in the automatic exchange for excess shares, the date that the board of trustees determines in good faith that an exchange for excess shares has occurred.

        Other Provisions Concerning the Restrictions on Ownership.    Our board of trustees may exempt persons from the Common Shares beneficial ownership limit or the constructive ownership limit, including the limitations applicable to holders who owned in excess of 6.7% of the Common Shares immediately after the merger of Vornado, Inc. into Vornado in May 1993, if evidence satisfactory to the board of trustees is presented showing that the exemption will not jeopardize Vornado's status as a REIT under the Code. No exemption to a person that is an individual for purposes of Section 542(a)(2) of the Code, however, may permit the individual to have beneficial ownership in excess of 9.9% of the outstanding shares of the class. Before granting an exemption of this kind, the board of trustees is required to obtain a ruling from the IRS or an opinion of counsel satisfactory to it and representations and undertakings, including representations, from the applicant that demonstrate, to the reasonable satisfaction of the board of trustees that such ownership would not jeopardize the REIT status of Vornado.

        The foregoing restrictions on transferability and ownership will not apply if the board of trustees determines that it is no longer in the best interests of Vornado to attempt to qualify, or to continue to qualify, as a REIT.

        All persons who own, directly or by virtue of the applicable attribution rules of the Code, more than 2.0% of the outstanding Common Shares must give a written notice to Vornado containing the information specified in the declaration of trust by January 31 of each year. In addition, each shareholder will be required to disclose to Vornado upon demand any information that Vornado may request, in good faith, to determine Vornado's status as a REIT or to comply with Treasury regulations promulgated under the REIT provisions of the Code.

        The ownership restrictions described above may have the effect of precluding acquisition of control of Vornado unless the Vornado board determines that maintenance of REIT status is no longer in the best interests of Vornado.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION OF TRUST
AND BYLAWS

        The following description of certain provisions of Maryland law and of our declaration of trust and bylaws is only a summary. For a complete description, we refer you to Maryland law, our declaration of trust and our bylaws.

Classification of the Board of Trustees

        Our declaration of trust provides that the number of our trustees may be established by the board of trustees, provided however that the tenure of office of a trustee will not be affected by any decrease in the number of trustees. Our bylaws provide that any vacancy on the board may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Any trustee elected to fill a vacancy will hold office for the remainder of the full term of the class of trustees in which the vacancy occurred and until a successor is duly elected and qualifies.

        Our declaration of trust divides our board of trustees into three classes. Shareholders elect our trustees of each class for three-year terms upon the expiration of their current terms. Shareholders elect only one class of trustees each year. We believe that classification of our board of trustees helps to assure the continuity of our business strategies and policies. There is no cumulative voting in the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of our Common Shares are able to elect all of the successors of the class of trustees whose term expires at that meeting. Under our bylaws, a plurality of all the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be sufficient to elect a trustee.

        The classified board provision could have the effect of making the replacement of incumbent trustees more time consuming and difficult. At least two annual meetings of shareholders will generally be required to effect a change in a majority of the board of trustees. Thus, the classified board provision could increase the likelihood that incumbent trustees will retain their positions. The staggered terms of trustees may delay, defer or prevent a tender offer or an attempt to change control of Vornado, even though the tender offer or change in control might be in the best interest of the shareholders.

Removal of Trustees

        Our declaration of trust provides that a trustee may be removed only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees. This provision, when coupled with the provision in our bylaws authorizing the board of trustees to fill vacant trusteeships, precludes shareholders from removing incumbent trustees except for cause and by a substantial affirmative vote and filling the vacancies created by the removal with their own nominees.

Business Combinations

        Under Maryland law, "business combinations" between a Maryland real estate investment trust and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested shareholder is defined as:

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  any person who beneficially owns ten percent or more of the voting power of the trust's shares; or

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  an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then-outstanding voting shares of the trust.

        A person is not an interested shareholder under the statute if the board of trustees approved in advance the transaction by which he otherwise would have become an interested shareholder. However, in approving a transaction, the board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

        After the five-year prohibition, any business combination between the Maryland trust and an interested shareholder generally must be recommended by the board of directors of the trust and approved by the affirmative vote of at least:

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  80% of the votes entitled to be cast by holders of outstanding voting shares of the trust; and

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  two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

        These super-majority vote requirements do not apply if the trust's common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

        The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of trustees before the time that the interested shareholder becomes an interested shareholder.

        Our board of trustees has adopted a resolution exempting any business combination between any trustee or officer of Vornado, or their affiliates, and Vornado. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any of them. As a result, the trustees and officers of Vornado and their affiliates may be able to enter into business combinations with us without compliance with the super-majority vote requirements and the other provisions of the statute. With respect to business combinations with other persons, the business combination provisions of the Maryland General Corporation Law may have the effect of delaying, deferring or preventing a change in control of Vornado or other transaction that might involve a premium price or otherwise be in the best interest of the shareholders. The business combination statute may discourage others from trying to acquire control of Vornado and increase the difficulty of consummating any offer.

Control Share Acquisitions

        Maryland law provides that control shares of a Maryland real estate investment trust acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are trustees of the trust are excluded from shares entitled to vote on the matter. Control Shares are voting shares which, if aggregated with all other shares owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third,

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  one-third or more but less than a majority, or

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  a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the trust may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the trust to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

        The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction, or (b) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust.

        Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Approval of Extraordinary Trust Action; Amendment of Declaration of Trust and Bylaws

        Under Maryland law, a Maryland real estate investment trust generally cannot amend its declaration of trust or merge with another entity, unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland real estate investment trust may provide in its declaration of trust for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Vornado may merge or consolidate with another entity or entities or sell or transfer all or substantially all of the trust property, if approved by the board of trustees and by the affirmative vote of not less than a majority of all of the votes entitled to be cast on the matter. Similarly, our declaration of trust provides for approval of amendments by the affirmative vote of a majority of the votes entitled to be cast on the matter. Some limited exceptions (including amendments to the provisions of our declaration of trust related to the removal of trustees, ownership and transfer restrictions and amendments) require the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter.

        Under Maryland law, the declaration of trust of a Maryland real estate investment trust may permit the trustees, by a two-thirds vote, to amend the declaration of trust from time to time to qualify as a REIT under the Code or the Maryland REIT Law, without the affirmative vote or written consent of the shareholders. Our declaration of trust permits such action by the board of trustees. In addition, our declaration of trust, as permitted by Maryland law, contains a provision that permits our Board, without a shareholder vote, to amend the declaration of trust to increase or decrease the authorized shares of any class or series of beneficial interest that we are authorized to issue.

        Our bylaws provide that the board of directors will have the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Advance Notice of Trustee Nominations and New Business

        Our bylaws provide that with respect to an annual meeting of shareholders, nominations of persons for election to the board of trustees and the proposal of business to be considered by shareholders may be made only (i) pursuant to our notice of the meeting, (ii) by the board of trustees or (iii) by a shareholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of shareholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the board of trustees at a special meeting may be made only (i) by the board of trustees, or (ii) pursuant to our notice of the meeting, provided that the board of trustees has determined that trustees will be elected at the meeting, by a shareholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

Anti-takeover Effect of Certain Provisions of Maryland Law and of the Declaration of Trust and Bylaws

        The business combination provisions and, if the applicable provision in our bylaws is rescinded, the control share acquisition provisions of Maryland law, the provisions of our declaration of trust on classification of the board of trustees and removal of trustees and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change in control of Vornado that might involve a premium price for holders of Common Shares or otherwise be in their best interest.

FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes the taxation of Vornado Realty Trust and the material Federal income tax consequences to holders of the Common Shares for your general information only. It is not tax advice. The tax treatment of a holder of Common Shares will vary depending upon the holder's particular situation, and this discussion addresses only holders that hold Common Shares as capital assets and does not deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances. This section also does not deal with all aspects of taxation that may be relevant to certain types of holders to which special provisions of the Federal income tax laws apply, including:

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  dealers in securities or currencies;

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  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

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  banks;

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  tax-exempt organizations;

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  certain insurance companies;

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  persons liable for the alternative minimum tax;

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  persons that hold securities that are a hedge, that are hedged against interest rate or currency risks or that are part of a straddle or conversion transaction; and

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  U.S. shareholders whose functional currency is not the U.S. dollar.

        This summary is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions. This summary describes the provisions of these sources of law only as they are currently in effect. All of these sources of law may change at any time, and any change in the law may apply retroactively.

        We urge you to consult with your own tax advisors regarding the tax consequences to you of acquiring, owning and selling Common Shares, including the Federal, state, local and foreign tax consequences of acquiring, owning and selling Common Shares in your particular circumstances and potential changes in applicable laws.

TAXATION OF VORNADO REALTY TRUST AS A REIT

        In the opinion of Sullivan & Cromwell LLP, commencing with its taxable year ended December 31, 1993, Vornado Realty Trust has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for taxable years ending prior to the date hereof, and Vornado Realty Trust's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for subsequent taxable years. Investors should be aware, however, that opinions of counsel are not binding upon the IRS or any court.

        In providing its opinion, Sullivan & Cromwell LLP is relying, without independent investigation,

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  as to certain factual matters upon the statements and representations contained in a certificate provided to Sullivan & Cromwell LLP with respect to Vornado;

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  as to certain factual matters upon the statements and representations contained in certificates provided to Sullivan & Cromwell LLP with respect to certain other REITs in which Vornado has held or holds an interest (the "REIT Subsidiaries");

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  upon the opinion of Shearman & Sterling LLP concerning the qualification of Alexander's as a REIT for each taxable year commencing with its taxable year ended December 31, 1995; and

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  upon the opinion of Paul, Hastings, Janofsky & Walker LLP concerning the qualification of Lexington Realty Trust as a REIT for each taxable year commencing with its taxable year ended December 31, 1993.

        In providing its opinion regarding the qualification of Alexander's as a REIT for Federal income tax purposes, Shearman & Sterling LLP is relying, as to certain factual matters, upon representations received from Alexander's.

        In providing its opinion regarding the qualification of Lexington Realty Trust as a REIT for Federal income tax purposes, Paul, Hastings, Janofsky & Walker LLP is relying, as to certain factual matters, upon representations received from Lexington Realty Trust.

        Vornado's qualification as a REIT will depend upon the continuing satisfaction by Vornado and, given Vornado's current and previous ownership interests in its REIT Subsidiaries, by the REIT Subsidiaries, of the requirements of the Code relating to qualification for REIT status. Some of these requirements depend upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. Accordingly, while Vornado intends to continue to qualify to be taxed as a REIT, the actual results of Vornado or any of the REIT Subsidiaries for any particular year might not satisfy these requirements. Neither Sullivan & Cromwell LLP nor any other such law firm will monitor the compliance of Vornado or any REIT Subsidiary with the requirements for REIT qualification on an ongoing basis.

        The sections of the Code applicable to REITs are highly technical and complex. The following discussion summarizes material aspects of these sections of the Code.

        As a REIT, Vornado generally will not have to pay Federal corporate income taxes on its net income that it currently distributes to shareholders. This treatment substantially eliminates the "double taxation" at the corporate and shareholder levels that generally results from investment in a regular corporation. Vornado's dividends, however, generally will not be eligible for (i) the reduced rates of tax applicable to dividends received by noncorporate shareholders and (ii) the corporate dividends received deduction.

        However, Vornado will have to pay Federal income tax as follows:

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  First, Vornado will have to pay tax at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains.

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  Second, under certain circumstances, Vornado may have to pay the alternative minimum tax on its items of tax preference.

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  Third, if Vornado has (a) net income from the sale or other disposition of "foreclosure property", as defined in the Code, which is held primarily for sale to customers in the ordinary course of business or (b) other non-qualifying income from foreclosure property, it will have to pay tax at the highest corporate rate on that income.

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  Fourth, if Vornado has net income from "prohibited transactions", as defined in the Code, Vornado will have to pay a 100% tax on that income. Prohibited transactions are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

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  Fifth, if Vornado should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below under "—Requirements for Qualification—Income Tests", but has nonetheless maintained its qualification as a REIT because Vornado has satisfied some other requirements, it will have to pay a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of Vornado's gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (ii) 95% of Vornado's gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect Vornado's profitability.

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  Sixth, if Vornado should fail to distribute during each calendar year at least the sum of (1) 85% of its real estate investment trust ordinary income for that year, (2) 95% of its real estate investment trust capital gain net income for that year and (3) any undistributed taxable income from prior periods, Vornado would have to pay a 4% excise tax on the excess of that required distribution over the sum of the amounts actually distributed and retained amounts on which income tax is paid at the corporate level.

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  Seventh, if Vornado acquires any asset from a C corporation in certain transactions in which Vornado must adopt the basis of the asset or any other property in the hands of the C corporation as the basis of the asset in the hands of Vornado, and Vornado recognizes gain on the disposition of that asset during the 10-year period beginning on the date on which Vornado acquired that asset, then Vornado will have to pay tax on the built-in gain at the highest regular corporate rate. A C corporation means generally a corporation that has to pay full corporate-level tax.

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  Eighth, if Vornado derives "excess inclusion income" from a residual interest in a real estate mortgage investment conduit, or "REMIC", or certain interests in a taxable mortgage pool, or "TMP", Vornado could be subject to corporate level Federal income tax at a 35% rate to the extent that such income is allocable to certain types of tax-exempt stockholders that are not subject to unrelated business income tax, such as government entities.

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  Ninth, if Vornado receives non-arm's length income from a taxable REIT subsidiary (as defined under "—Requirements for Qualification—Asset Tests"), or as a result of services provided by a taxable REIT subsidiary to tenants of Vornado, Vornado will be subject to a 100% tax on the amount of Vornado's non-arm's length income.

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  Tenth, if Vornado fails to satisfy a REIT asset test, as described below, due to reasonable cause and Vornado nonetheless maintains its REIT qualification because of specified cure provisions, Vornado will generally be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused Vornado to fail such test.

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  Eleventh, if Vornado fails to satisfy any provision of the Code that would result in its failure to qualify as a REIT (other than a violation of the REIT gross income tests or a violation of the asset tests described below) and the violation is due to reasonable cause, Vornado may retain its REIT qualification but will be required to pay a penalty of $50,000 for each such failure.

REQUIREMENTS FOR QUALIFICATION

        The Code defines a REIT as a corporation, trust or association

  •
  which is managed by one or more trustees or directors;

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  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

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  that would otherwise be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

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  that is neither a financial institution nor an insurance company to which certain provisions of the Code apply;

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  the beneficial ownership of which is held by 100 or more persons;

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  during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals, as defined in the Code to include certain entities (the "not closely held requirement"); and

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  that meets certain other tests, including tests described below regarding the nature of its income and assets.

        The Code provides that the conditions described in the first through fourth bullet points above must be met during the entire taxable year and that the condition described in the fifth bullet point above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

        Vornado has satisfied the conditions described in the first through fifth bullet points of the preceding paragraph and believes that it has also satisfied the condition described in the sixth bullet point of the preceding paragraph. In addition, Vornado's declaration of trust provides for restrictions regarding the ownership and transfer of Vornado's shares of beneficial interest. These restrictions are intended to assist Vornado in continuing to satisfy the share ownership requirements described in the fifth and sixth bullet points of the preceding paragraph. The ownership and transfer restrictions pertaining to the Common Shares are described in the accompanying prospectus under the heading "Description of Shares of Beneficial Interest of Vornado Realty Trust—Restrictions on Ownership".

        Qualified REIT Subsidiaries.    Vornado owns a number of wholly-owned corporate subsidiaries. Section 856(i) of the Code provides that unless a REIT makes an election to treat the corporation as a taxable REIT subsidiary, a corporation which is a "qualified REIT subsidiary", as defined in the Code, will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary will be treated as assets, liabilities and items of these kinds of the REIT. Thus, in applying the requirements described in this section, Vornado's qualified REIT subsidiaries will be ignored, and all assets, liabilities and items of income, deduction and credit of these subsidiaries will be treated as assets, liabilities and items of these kinds of Vornado.

        Investments in Partnerships.    If a REIT is a partner in a partnership, Treasury regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to that share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, Vornado's proportionate share of the assets, liabilities and items of income of any partnership in which Vornado is a partner, including the Operating Partnership, will be treated as assets, liabilities and items of income of Vornado for purposes of applying the requirements described in this section. Thus, actions taken by partnerships in which Vornado owns an interest, either directly or through one or more tiers of partnerships or qualified REIT subsidiaries, can affect Vornado's ability to satisfy the REIT income and assets tests and the determination of whether Vornado has net income from prohibited transactions. See the second-to-last bullet on page 27 for a discussion of prohibited transactions.

        Taxable REIT Subsidiaries.    A taxable REIT subsidiary is any corporation in which a REIT directly or indirectly owns stock, provided that the REIT and that corporation make a joint election to treat that corporation as a taxable REIT subsidiary. The election can be revoked at any time as long as the REIT and the taxable REIT subsidiary revoke such election jointly. In addition, if a taxable REIT subsidiary holds, directly or indirectly, more than 35% of the securities of any other corporation other than a REIT (by vote or by value), then that other corporation is also treated as a taxable REIT subsidiary. A corporation can be a taxable REIT subsidiary with respect to more than one REIT.

        A taxable REIT subsidiary is subject to Federal income tax at regular corporate rates (currently a maximum rate of 35%), and may also be subject to state and local taxation. Any dividends paid or deemed paid by any one of Vornado's taxable REIT subsidiaries will also be taxable, either (1) to Vornado to the extent the dividend is retained by Vornado, or (2) to Vornado's shareholders to the extent the dividends received from the taxable REIT subsidiary are paid to Vornado's shareholders. Vornado may hold more than 10% of the stock of a taxable REIT subsidiary without jeopardizing its qualification as a REIT notwithstanding the rule described below under "—Asset Tests" that generally precludes ownership of more than 10% of any issuer's securities. However, as noted below, in order for Vornado to qualify as a REIT, the securities of all of the taxable REIT subsidiaries in which it has invested either directly or indirectly may not represent more than 25% of the total value of its assets (20% with respect to Vornado's taxable years beginning prior to January 1, 2009). Vornado believes that the aggregate value of all of its interests in taxable REIT subsidiaries has represented less than 20% (and expects that for its taxable years beginning on or after January 1, 2009, has represented and will continue to represent less than 25%) of the total value of its assets; however, Vornado cannot assure that this will always be true. Other than certain activities related to operating or managing a lodging or health care facility, a taxable REIT subsidiary may generally engage in any business including the provision of customary or non-customary services to tenants of the parent REIT.

        Income Tests.    In order to maintain its qualification as a REIT, Vornado annually must satisfy two gross income requirements.

  •
  First, Vornado must derive at least 75% of its gross income, excluding gross income from prohibited transactions, for each taxable year directly or indirectly from investments relating to real property, mortgages on real property or investments in REIT equity securities, including "rents from real property", as defined in the Code, or from certain types of temporary investments. Rents from real property generally include expenses of Vornado that are paid or reimbursed by tenants.

  •
  Second, at least 95% of Vornado's gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from real property investments as described in the preceding bullet point, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of these types of sources.

        Rents that Vornado receives will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if the rents satisfy several conditions.

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  First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely because it is based on a fixed percentage or percentages of receipts or sales.

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  Second, the Code provides that rents received from a tenant will not qualify as rents from real property in satisfying the gross income tests if the REIT, directly or under the applicable attribution rules, owns a 10% or greater interest in that tenant; except that rents received from a taxable REIT subsidiary under certain circumstances qualify as rents from real property even if Vornado owns more than a 10% interest in the subsidiary. We refer to a tenant in which Vornado owns a 10% or greater interest as a "related party tenant."

  •
  Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

  •
  Finally, for rents received to qualify as rents from real property, the REIT generally must not operate or manage the property or furnish or render services to the tenants of the property, other than through an independent contractor from whom the REIT derives no revenue or through a taxable REIT subsidiary. However, Vornado may directly perform certain services that landlords usually or customarily render when renting space for occupancy only or that are not considered rendered to the occupant of the property.

        Vornado does not derive material rents from related party tenants other than rents received with respect to its interest in Toys "R" Us, Inc. Vornado believes that the rents received with respect to its interest in Toys "R" Us, Inc. have not and will not cause it to fail the gross income requirements for a REIT described above. Vornado also does not and will not derive rental income attributable to personal property, other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease.

        Vornado directly performs services for some of its tenants. Vornado does not believe that the provision of these services will cause its gross income attributable to these tenants to fail to be treated as rents from real property. If Vornado were to provide services to a tenant that are other than those landlords usually or customarily provide when renting space for occupancy only, amounts received or accrued by Vornado for any of these services will not be treated as rents from real property for purposes of the REIT gross income tests. However, the amounts received or accrued for these services will not cause other amounts received with respect to the property to fail to be treated as rents from real property unless the amounts treated as received in respect of the services, together with amounts received for certain management services, exceed 1% of all amounts received or accrued by Vornado during the taxable year with respect to the property. If the sum of the amounts received in respect of the services to tenants and management services described in the preceding sentence exceeds the 1% threshold, then all amounts received or accrued by Vornado with respect to the property will not qualify as rents from real property, even if Vornado provides the impermissible services to some, but not all, of the tenants of the property.

        The term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of that amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term interest solely because it is based on a fixed percentage or percentages of receipts or sales.

        From time to time, Vornado may enter into hedging transactions with respect to one or more of its assets or liabilities. Vornado's hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Except to the extent provided by Treasury regulations, any income Vornado derives from a hedging transaction that is clearly identified as such as specified in the Code, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 75% or 95% gross income tests, and therefore will be excluded for purposes of these tests, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate. Income from any hedging transaction is, however, nonqualifying for purposes of the 75% gross income test with respect to transactions entered into on or prior to June 30, 2008. The term "hedging transaction," as used above, generally means any transaction Vornado enters into in the normal course of its business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, by Vornado. For transactions entered into after July 30, 2008, "hedging transaction" also includes any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain), including gain from the termination of such a transaction. Vornado intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

        As a general matter, certain foreign currency gains recognized after July 30, 2008 will be excluded from gross income for purposes of one or both of the gross income tests, as follows.

        "Real estate foreign exchange gain" will be excluded from gross income for purposes of both the 75% and 95% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interests in real property and certain foreign currency gain attributable to certain qualified business units of a REIT.

        "Passive foreign exchange gain" will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations that would not fall within the scope of the definition of real estate foreign exchange gain.

        If Vornado fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it satisfies the requirements of other provisions of the Code that allow relief from disqualification as a REIT. These relief provisions will generally be available if:

  •
  Vornado's failure to meet the income tests was due to reasonable cause and not due to willful neglect; and

  •
  Vornado files a schedule of each item of income in excess of the limitations described above in accordance with regulations to be prescribed by the IRS.

        Vornado might not be entitled to the benefit of these relief provisions, however. Even if these relief provisions apply, Vornado would have to pay a tax on the excess income. The tax will be a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of Vornado's gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (ii) 95% of Vornado's gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect Vornado's profitability.

        Asset Tests.    Vornado, at the close of each quarter of its taxable year, must also satisfy four tests relating to the nature of its assets.

  •
  First, at least 75% of the value of Vornado's total assets must be represented by (a) real estate assets, including (i) real estate assets held by Vornado's qualified REIT subsidiaries, Vornado's allocable share of real estate assets held by partnerships in which Vornado owns an interest and stock issued by another REIT, and (ii) for a period of one year from the date of Vornado's receipt of proceeds of an offering of its shares of beneficial interest or publicly offered debt with a term of at least five years, stock or debt instruments purchased with these proceeds and (b) cash, cash items and government securities.

  •
  Second, not more than 25% of Vornado's total assets may be represented by securities other than those in the 75% asset class, and of the investments included in the 25% asset class, the value of any one issuer's securities, other than equity securities issued by another REIT or securities issued by a taxable REIT subsidiary, owned by Vornado may not exceed 5% of the value of Vornado's total assets.

  •
  Third, not more than 25% of Vornado's total assets may constitute securities issued by taxable REIT subsidiaries (20% with respect to Vornado's taxable years beginning prior to January 1, 2009).

  •
  Fourth, Vornado may not own more than 10% of the vote or value of the outstanding securities of any one issuer, except for issuers that are REITs, qualified REIT subsidiaries or taxable REIT subsidiaries, or certain securities that qualify under a safe harbor provision of the Code (such as so-called "straight-debt" securities).

        Solely for the purposes of the 10% value test described above, the determination of Vornado's interest in the assets of any partnership or limited liability company in which it owns an interest will be based on Vornado's proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code. As a consequence, if the IRS successfully challenges the partnership status of any of the partnerships in which Vornado maintains a more than 10% vote or value interest, and the partnership is reclassified as a corporation or a publicly traded partnership taxable as a corporation Vornado could lose its REIT status. In addition, in the case of such a successful challenge Vornado could lose its REIT status if such recharacterization results in Vornado otherwise failing one of the asset tests described above.

        Since March 2, 1995, Vornado has owned more than 10% of the voting securities of Alexander's. Since April of 1997, Vornado's ownership of Alexander's has been through the Operating Partnership rather than direct. Vornado's ownership interest in Alexander's will not cause Vornado to fail to satisfy the asset tests for REIT status so long as Alexander's qualified as a REIT for each of the taxable years beginning with its taxable year ended December 31, 1995 and continues to so qualify. In the opinion of Shearman & Sterling LLP, commencing with Alexander's taxable year ended December 31, 1995, Alexander's has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. In providing its opinion, Shearman & Sterling LLP is relying upon representations received from Alexander's.

        Since November 3, 2008, Vornado has owned more than 10% of the voting securities of Lexington Realty Trust. Vornado's ownership interest in Lexington Realty Trust will not cause Vornado to fail to satisfy the asset tests for REIT status so long as Lexington Realty Trust qualified as a REIT for each of the taxable years beginning with its taxable year ended December 31, 2008 and continues to so qualify. In the opinion of Paul, Hastings, Janofsky & Walker LLP, commencing with Lexington Realty Trust's taxable year ended December 31, 1993, Lexington Realty Trust has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. In providing its opinion, Paul, Hastings, Janofsky & Walker LLP is relying upon representations received from Lexington Realty Trust.

        Vornado has also owned and currently owns, through the Operating Partnership, more than 10% of the vote or value of certain other REIT Subsidiaries. Vornado's prior or current indirect ownership interest in such REIT Subsidiaries will not cause Vornado to fail to satisfy the asset tests for REIT status so long as each such REIT Subsidiary qualifies as a REIT for its first taxable year and each subsequent taxable year during the periods relevant to Vornado's qualification as a REIT. Vornado believes that each such REIT Subsidiary will qualify (or qualified, as the case may be) as a REIT with respect to such period.

        Certain relief provisions may be available to Vornado if it fails to satisfy the asset tests described above after a 30 day cure period. Under these provisions, Vornado will be deemed to have met the 5% and 10% REIT asset tests if the value of its nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of its assets at the end of the applicable quarter and (b) $10,000,000, and (ii) Vornado disposes of the nonqualifying assets within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued. For violations due to reasonable cause and not willful neglect that are not described in the preceding sentence, Vornado may avoid disqualification as a REIT under any of the asset tests, after the 30 day cure period, by taking steps including (i) the disposition of the nonqualifying assets to meet the asset test within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.

        Annual Distribution Requirements.    Vornado, in order to qualify as a REIT, is required to distribute dividends, other than capital gain dividends, to its shareholders in an amount at least equal to (1) the sum of (a) 90% of Vornado's "real estate investment trust taxable income", computed without regard to the dividends paid deduction and Vornado's net capital gain, and (b) 90% of the net after-tax income, if any, from foreclosure property minus (2) the sum of certain items of non-cash income.

        In addition, if Vornado acquired an asset from a C corporation in a carryover basis transaction and disposes of such asset within 10 years of acquiring it, Vornado may be required to distribute at least 90% of the after-tax built-in gain, if any, recognized on the disposition of the asset.

        These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Vornado timely files its tax return for the year to which they relate and if paid on or before the first regular dividend payment after the declaration. However, for Federal income tax purposes, these distributions that are declared in October, November or December as of a record date in such month and actually paid in January of the following year will be treated as if they were paid on December 31 of the year declared.

        To the extent that Vornado does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its real estate investment trust taxable income, as adjusted, it will have to pay tax on the undistributed amounts at regular ordinary and capital gain corporate tax rates. Furthermore, if Vornado fails to distribute during each calendar year at least the sum of (a) 85% of its ordinary income for that year, (b) 95% of its capital gain net income for that year and (c) any undistributed taxable income from prior periods, Vornado would have to pay a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and retained amounts on which income tax is paid at the corporate level.

        Vornado intends to satisfy the annual distribution requirements.

        From time to time, Vornado may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between (a) when Vornado actually receives income and when it actually pays deductible expenses and (b) when Vornado includes the income and deducts the expenses in arriving at its taxable income. If timing differences of this kind occur, in order to meet the 90% distribution requirement, Vornado may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

        Under certain circumstances, Vornado may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in Vornado's deduction for dividends paid for the earlier year. Thus, Vornado may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Vornado will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify as a REIT

        If Vornado would otherwise fail to qualify as a REIT because of a violation of one of the requirements described above, its qualification as a REIT will not be terminated if the violation is due to reasonable cause and not willful neglect and Vornado pays a penalty tax of $50,000 for the violation. The immediately preceding sentence does not apply to violations of the income tests described above or a violation of the asset tests described above, each of which have specific relief provisions that are described above.

        If Vornado fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, Vornado will have to pay tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Vornado will not be able to deduct distributions to shareholders in any year in which it fails to qualify, nor will Vornado be required to make distributions to shareholders. In this event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable to the shareholders as dividend income (which may be subject to tax at preferential rates) and corporate distributees may be eligible for the dividends received deduction if they satisfy the relevant provisions of the Code. Unless entitled to relief under specific statutory provisions, Vornado will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. Vornado might not be entitled to the statutory relief described above in all circumstances.

Excess Inclusion Income

        If Vornado holds a residual interest in a REMIC or certain interests in a TMP from which Vornado derives "excess inclusion income," Vornado may be required to allocate such income among its shareholders in proportion to the dividends received by its shareholders, even though Vornado may not receive such income in cash. To the extent that excess inclusion income is allocable to a particular shareholder, the income (1) would not be allowed to be offset by any net operating losses otherwise available to the shareholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of shareholders that are otherwise generally exempt from Federal income tax, and (3) would result in the application of U.S. Federal income tax withholding at the maximum rate (30%), without reduction pursuant to any otherwise applicable income tax treaty, to the extent allocable to most types of foreign shareholders.

TAXATION OF HOLDERS OF COMMON SHARES

U.S. Shareholders

        As used in this section, the term "U.S. shareholder" means a holder of Common Shares who, for U.S. Federal income tax purposes, is:

  •
  a citizen or resident of the United States;

  •
  a domestic corporation;

  •
  an estate whose income is subject to U.S. Federal income taxation regardless of its source; or

  •
  a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons have authority to control all substantial decisions of the trust.

        Taxation of Dividends.    As long as Vornado qualifies as a REIT, distributions made by Vornado out of its current or accumulated earnings and profits, and not designated as capital gain dividends, will constitute dividends taxable to its taxable U.S. shareholders as ordinary income. Noncorporate U.S. shareholders will generally not be entitled to the reduced tax rate applicable to certain types of dividends except with respect to the portion of any distribution (a) that represents income from dividends Vornado received from a corporation in which it owns shares (but only if such dividends would be eligible for the lower rate on dividends if paid by the corporation to its individual shareholders), (b) that is equal to the sum of Vornado's real estate investment trust taxable income (taking into account the dividends paid deduction available to Vornado) and certain recognized built-in gains with respect to property acquired from a C corporation in certain transactions in which Vornado must adopt the basis of the asset in the hands of the C corporation for Vornado's previous taxable year and less any taxes paid by Vornado during its previous taxable year, or (c) that represents earnings and profits that were accumulated in a prior non-REIT taxable year, in each case, provided that certain holding period and other requirements are satisfied at both the REIT and individual shareholder level. Noncorporate U.S. shareholders should consult their own tax advisors to determine the impact of tax rates on dividends received from Vornado. Distributions made by Vornado will not be eligible for the dividends received deduction in the case of U.S. shareholders that are corporations. Distributions made by Vornado that Vornado properly designates as capital gain dividends will be taxable to U.S. shareholders as gain from the sale of a capital asset held for more than one year, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which a U.S. shareholder has held his common stock. Thus, with certain limitations, capital gain dividends received by an individual U.S. shareholder may be eligible for preferential rates of taxation. U.S. shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

        To the extent that Vornado makes distributions, not designated as capital gain dividends, in excess of its current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. shareholder. Thus, these distributions will reduce the adjusted basis which the U.S. shareholder has in his shares for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. shareholder's adjusted basis in his shares will be taxable as capital gains, provided that the shares have been held as a capital asset. For purposes of determining the portion of distributions on separate classes of shares that will be treated as dividends for Federal income tax purposes, current and accumulated earnings and profits will be allocated to distributions resulting from priority rights of preferred shares before being allocated to other distributions.

        Dividends authorized by Vornado in October, November, or December of any year and payable to a shareholder of record on a specified date in any of these months will be treated as both paid by Vornado and received by the shareholder on December 31 of that year, provided that Vornado actually pays the dividend on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any net operating losses or capital losses of Vornado.

        Vornado recently made, and in the future may make, distributions to holders of its Common Shares that are paid in Common Shares. These distributions are intended to be treated as dividends for U.S. Federal income tax purposes and a U.S. shareholder would, therefore, generally have taxable income with respect to such distributions of commons shares and may have a tax liability on account of such distribution in excess of the cash (if any) that is received.

        U.S. shareholders holding shares at the close of Vornado's taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of Vornado's taxable year falls, the amount of Vornado's undistributed net capital gain that Vornado designates in a written notice mailed to its shareholders. Vornado may not designate amounts in excess of Vornado's undistributed net capital gain for the taxable year. Each U.S. shareholder required to include the designated amount in determining the shareholder's long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by Vornado in respect of the undistributed net capital gains. U.S. shareholders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax they are deemed to have paid. U.S. shareholders will increase their basis in their shares by the difference between the amount of the includible gains and the tax deemed paid by the shareholder in respect of these gains.

        Distributions made by Vornado and gain arising from a U.S. shareholder's sale or exchange of shares will not be treated as passive activity income. As a result, U.S. shareholders generally will not be able to apply any passive losses against that income or gain.

        Sale or Exchange of Shares.    When a U.S. shareholder sells or otherwise disposes of shares, the shareholder will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between (a) the amount of cash and the fair market value of any property received on the sale or other disposition, and (b) the holder's adjusted basis in the shares for tax purposes. This gain or loss will be capital gain or loss if the U.S. shareholder has held the shares as a capital asset. The gain or loss will be long-term gain or loss if the U.S. shareholder has held the shares for more than one year. Long-term capital gain of an individual U.S. shareholder is generally taxed at preferential rates. In general, any loss recognized by a U.S. shareholder when the shareholder sells or otherwise disposes of shares of Vornado that the shareholder has held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the shareholder from Vornado which were required to be treated as long-term capital gains.

        Backup Withholding.    Vornado will report to its U.S. shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, backup withholding may apply to a shareholder with respect to dividends paid unless the holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The IRS may also impose penalties on a U.S. shareholder that does not provide Vornado with his correct taxpayer identification number. A shareholder may credit any amount paid as backup withholding against the shareholder's income tax liability. In addition, Vornado may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to Vornado.

        Taxation of Tax-Exempt Shareholders.    The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt shareholder is not one of the types of entities described below and has not held its shares as "debt financed property" within the meaning of the Code, and the shares are not otherwise used in a trade or business, the dividend income from shares will not be unrelated business taxable income to a tax-exempt shareholder. Similarly, income from the sale of shares will not constitute unrelated business taxable income unless the tax-exempt shareholder has held the shares as "debt financed property" within the meaning of the Code or has used the shares in a trade or business.

        Notwithstanding the above paragraph, tax-exempt shareholders will be required to treat as unrelated business taxable income any dividends paid by Vornado that are allocable to Vornado's "excess inclusion" income, if any.

        Income from an investment in Vornado's shares will constitute unrelated business taxable income for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from Federal income taxation under the applicable subsections of Section 501(c) of the Code, unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its shares. Prospective investors of the types described in the preceding sentence should consult their own tax advisors concerning these "set aside" and reserve requirements.

        Notwithstanding the foregoing, however, a portion of the dividends paid by a "pension-held REIT" will be treated as unrelated business taxable income to any trust which

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  is described in Section 401(a) of the Code;

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  is tax-exempt under Section 501(a) of the Code; and

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  holds more than 10% (by value) of the equity interests in the REIT.

        Tax-exempt pension, profit-sharing and stock bonus funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts." A REIT is a "pension-held REIT" if:

  •
  it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts will be treated, for purposes of the not closely held requirement, as owned by the beneficiaries of the trust (rather than by the trust itself); and

  •
  either (a) at least one qualified trust holds more than 25% by value of the interests in the REIT or (b) one or more qualified trusts, each of which owns more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% by value of the interests in the REIT.

        The percentage of any REIT dividend treated as unrelated business taxable income to a qualifying trust is equal to the ratio of (a) the gross income of the REIT from unrelated trades or businesses, determined as though the REIT were a qualified trust, less direct expenses related to this gross income, to (b) the total gross income of the REIT, less direct expenses related to the total gross income. A de minimis exception applies where this percentage is less than 5% for any year. Vornado does not expect to be classified as a pension-held REIT.

        The rules described above under the heading "U.S. Shareholders" concerning the inclusion of Vornado's designated undistributed net capital gains in the income of its shareholders will apply to tax-exempt entities. Thus, tax-exempt entities will be allowed a credit or refund of the tax deemed paid by these entities in respect of the includible gains.

        Medicare Tax.    For taxable years beginning after December 31, 2012, a U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. person's "net investment income" for the relevant taxable year and (2) the excess of the U.S. person's modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual's circumstances). A holder's net investment income will generally include its dividend income and its net gains from the disposition of shares, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the shares.

Non-U.S. Shareholders

        The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and estates or trusts that in either case are not subject to U.S. Federal income tax on a net income basis who own Common Shares, which we call "non-U.S. shareholders", are complex. The following discussion is only a limited summary of these rules. Prospective non-U.S. shareholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in Common Shares, including any reporting requirements.

        Ordinary Dividends.    Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by Vornado of U.S. real property interests, as discussed below, and other than distributions designated by Vornado as capital gain dividends, will be treated as ordinary income to the extent that they are made out of current or accumulated earnings and profits of Vornado. A withholding tax equal to 30% of the gross amount of the distribution will ordinarily apply to distributions of this kind to non-U.S. shareholders, unless an applicable tax treaty reduces that tax. However, if income from the investment in the shares is treated as effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business or is attributable to a permanent establishment that the non-U.S. shareholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. shareholder to U.S. taxation on a net income basis, tax at graduated rates will generally apply to the non-U.S. shareholder in the same manner as U.S. shareholders are taxed with respect to dividends, and the 30% branch profits tax may also apply if the shareholder is a foreign corporation. Vornado expects to withhold U.S. tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a non-U.S. shareholder, unless (a) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with Vornado or the appropriate withholding agent or (b) the non-U.S. shareholder files an IRS Form W-8 ECI or a successor form with Vornado or the appropriate withholding agent claiming that the distributions are effectively connected with the non-U.S.

shareholder's conduct of a U.S. trade or business and in either case other applicable requirements were met.

        Distributions to a non-U.S. shareholder that are designated by Vornado at the time of distribution as capital gain dividends which are not attributable to or treated as attributable to the disposition by Vornado of a U.S. real property interest generally will not be subject to U.S. Federal income taxation, except as described below.

        If a non-U.S. shareholder receives an allocation of "excess inclusion income" with respect to a REMIC residual interest or an interest in a TMP owned by Vornado, the non-U.S. shareholder will be subject to U.S. Federal income tax withholding at the maximum rate of 30% with respect to such allocation, without reduction pursuant to any otherwise applicable income tax treaty.

        Return of Capital.    Distributions in excess of Vornado's current and accumulated earnings and profits, which are not treated as attributable to the gain from Vornado's disposition of a U.S. real property interest, will not be taxable to a non-U.S. shareholder to the extent that they do not exceed the adjusted basis of the non-U.S. shareholder's shares. Distributions of this kind will instead reduce the adjusted basis of the shares. To the extent that distributions of this kind exceed the adjusted basis of a non-U.S. shareholder's shares, they will give rise to tax liability if the non-U.S. shareholder otherwise would have to pay tax on any gain from the sale or disposition of its shares, as described below. If it cannot be determined at the time a distribution is made whether the distribution will be in excess of current and accumulated earnings and profits, withholding will apply to the distribution at the rate applicable to dividends. However, the non-U.S. shareholder may seek a refund of these amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of current accumulated earnings and profits of Vornado.

        Also, Vornado could potentially be required to withhold at least 10% of any distribution in excess of Vornado's current and accumulated earnings and profits, even if the non-U.S. shareholder is not liable for U.S. tax on the receipt of that distribution. However, a non-U.S. shareholder may seek a refund of these amounts from the IRS if the non-U.S. shareholder's tax liability with respect to the distribution is less than the amount withheld. Such withholding should generally not be required if a non-U.S. shareholder would not be taxed under the Foreign Investment in Real Property Tax Act upon a sale or exchange of Common Shares. See discussion below under "—Sales of Shares."

        Capital Gain Dividends.    Distributions that are attributable to gain from sales or exchanges by Vornado of U.S. real property interests that are paid with respect to any class of stock which is regularly traded on an established securities market located in the United States and held by a non-U.S. shareholder who does not own more than 5% of such class of stock at any time during the one year period ending on the date of distribution will be treated as a normal distribution by Vornado, and such distributions will be taxed as described above in "—Ordinary Dividends".

        Distributions that are not described in the preceding paragraph that are attributable to gain from sales or exchanges by Vornado of U.S. real property interests will be taxed to a non-U.S. shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"). Under this statute, these distributions are taxed to a non-U.S. shareholder as if the gain were effectively connected with a U.S. business. Thus, non-U.S. shareholders will be taxed on the distributions at the normal capital gain rates applicable to U.S. shareholders, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of individuals. Vornado is required by applicable Treasury regulations under this statute to withhold 35% of any distribution that Vornado could designate as a capital gain dividend. However, if Vornado designates as a capital gain dividend a distribution made before the day Vornado actually effects the designation, then although the distribution may be taxable to a non-U.S. shareholder, withholding does not apply to the distribution under this statute. Rather, Vornado must effect the 35% withholding from distributions made on and after the date of the designation, until the distributions subject to such withholding equal the amount of the prior distribution designated as a capital gain dividend. The non-U.S. shareholder may credit the amount withheld against its U.S. tax liability.

        Share Distributions.    Vornado has made, and in the future may make, distributions to holders of its Common Shares that are paid in Common Shares. These distributions are intended to be treated as dividends for U.S. Federal income tax purposes and, accordingly, would be treated in a manner consistent with the discussion above under "Ordinary Dividends" and "Capital Gains Dividends." If Vornado is required to withhold an amount in excess of any cash distributed along with the Common Shares, Vornado will retain and sell some of the Common Shares that would otherwise be distributed in order to satisfy Vornado's withholding obligations.

        Sales of Shares.    Gain recognized by a non-U.S. shareholder upon a sale or exchange of Common Shares generally will not be taxed under FIRPTA if Vornado is a "domestically controlled REIT", defined generally as a REIT, less than 50% in value of whose stock is and was held directly or indirectly by foreign persons at all times during a specified testing period. Vornado believes that it is a domestically controlled REIT, and, therefore, assuming that Vornado continues to be a domestically controlled REIT, that taxation under this statute generally will not apply to the sale of Vornado shares. However, gain to which this statute does not apply will be taxable to a non-U.S. shareholder if investment in the shares is treated as effectively connected with the non-U.S. shareholder's U.S. trade or business or is attributable to a permanent establishment that the non-U.S. shareholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. shareholder to U.S. taxation on a net income basis. In this case, the same treatment will apply to the non-U.S. shareholder as to U.S. shareholders with respect to the gain. In addition, gain to which FIRPTA does not apply will be taxable to a non-U.S. shareholder if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, or maintains an office or a fixed place of business in the United States to which the gain is attributable. In this case, a 30% tax will apply to the nonresident alien individual's capital gains. A similar rule will apply to capital gain dividends to which this statute does not apply.

        If Vornado does not qualify as a domestically controlled REIT, the tax consequences to a non-U.S. shareholder of a sale of shares depends upon whether such stock is regularly traded on an established securities market and the amount of such stock that is held by the non-U.S. shareholder. Specifically, a non-U.S. shareholder that holds a class of shares that is traded on an established securities market will only be subject to FIRPTA in respect of a sale of such shares if the shareholder owned more than 5% of the shares of such class at any time during a specified period. This period is generally the shorter of the period that the non-U.S. shareholder owned such shares or the five-year period ending on the date when the shareholder disposed of the stock. A non-U.S. shareholder that holds a class of Vornado's shares that is not traded on an established securities market will only be subject to FIRPTA in respect of a sale of such shares if on the date the stock was acquired by the shareholder it had a fair market value greater than the fair market value on that date of 5% of the regularly traded class of Vornado's outstanding shares with the lowest fair market value. If a non-U.S. shareholder holds a class of Vornado's shares that is not regularly traded on an established securities market, and subsequently acquires additional interests of the same class, then all such interests must be aggregated and valued as of the date of the subsequent acquisition for purposes of the 5% test that is described in the preceding sentence. If tax under FIRPTA applies to the gain on the sale of shares, the same treatment would apply to the non-U.S. shareholder as to U.S. shareholders with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.

        Federal Estate Taxes.    Common Shares held by a non-U.S. shareholder at the time of death will be included in the shareholder's gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

        Backup Withholding and Information Reporting.    If you are a non-U.S. shareholder, we and other payors are required to report payments of dividends on IRS Form 1042-S even if the payments are exempt from withholding. However, you are otherwise generally exempt from backup withholding and information reporting requirements with respect to:

  •
  dividend payments and

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  the payment of the proceeds from the sale of Common Shares effected at a United States office of a broker,

as long as the income associated with these payments is otherwise exempt from U.S. Federal income tax, and:

  •
  the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

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  a valid IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

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  other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

  •
  you otherwise establish an exemption.

        Payment of the proceeds from the sale of Common Shares effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of Common Shares that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

  •
  the proceeds are transferred to an account maintained by you in the United States,

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  the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

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  the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

        unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

        In addition, a sale of Common Shares will be subject to information reporting if it is effected at a foreign office of a broker that is:

  •
  a United States person,

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  a controlled foreign corporation for United States tax purposes,

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  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

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  a foreign partnership, if at any time during its tax year:

  •
  one or more of its partners are "U.S. persons", as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

  •
  such foreign partnership is engaged in the conduct of a United States trade or business,

        unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

        You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

        Withholdable Payments to Foreign Financial Entities and Other Foreign Entities.    Under recently enacted legislation, a 30% withholding tax would be imposed on certain payments that are made after December 31, 2012 to certain foreign financial institutions, investment funds and other non-U.S. persons that fail to comply with information reporting requirements in respect of their direct and indirect United States shareholders and/or United States accountholders. Such payments would include U.S.-source dividends and the gross proceeds from the sale or other disposition of stock that can produce U.S.-source dividends.

Other Tax Consequences

        State or local taxation may apply to Vornado and its shareholders in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of Vornado and its shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in Vornado.

Considerations Relating to the Plan

        The following is a summary of certain Federal income tax considerations regarding the Plan. This discussion does not purport to deal with all aspects of taxation that may be relevant to you in light of your personal circumstances. If you wish to participate in the Plan, you should consult your tax advisor regarding the specific tax consequences (including the Federal, state, local and foreign tax consequences) that may affect you if you participate in the Plan, and of potential changes in applicable tax laws.

Tax Consequences of Distribution Reinvestment

        The reinvestment of dividends under the Plan does not relieve a participant of any income tax which may be payable on such dividends. When dividends are reinvested to acquire Common Shares (including any fractional shares) directly from Vornado, the participant will generally be treated for Federal income tax purposes as having received a distribution equal to the fair market value, as of the distribution date, of the Common Shares purchased by the Agent under the Plan with those dividends. Accordingly, any discount which might be provided by Vornado in the future would be included as part of the distribution received. When dividends are used to acquire Common Shares purchased in open market transactions or in negotiated transactions with third parties, the participant will generally be treated as having received a taxable dividend equal to the amount of cash dividends used to make those purchases, plus the amount of any brokerage fees paid by Vornado in connection with those purchases. See "Taxation of Holders of Common Shares," above, regarding the consequences to holders of receiving distributions with respect to the Common Shares.

        A participant's tax basis in his or her Common Shares acquired under the Plan will generally equal the total amount of distributions a participant is treated as receiving (as described above). A participant's holding period in his or her Common Shares generally begins on the day following the date on which the Common Shares are credited to the participant's Plan account.

        There is no clear legal authority regarding the income tax treatment of a Limited Partner in the Operating Partnership who invests cash distributions from the Operating Partnership in shares of common stock of another entity (such as Vornado Realty Trust) that is a partner in the Operating Partnership. The treatment described above may vary in the case of Limited Partners whose Operating Partnership distributions are being reinvested.

Administrative Expenses

        While the matter is not free from doubt, Vornado intends to take the position that administrative expenses of the Plan paid by Vornado are not constructive distributions to participants.

Tax Consequences of Dispositions

        A participant may recognize a gain or loss upon any disposition of Common Shares credited to a Plan account. The amount of any such gain or loss will be the difference between the amount realized (generally the amount of cash received) for the whole or fractional Common Shares and the tax basis of those Common Shares. Generally, gain or loss recognized on the disposition of Common Shares acquired under the Plan will be treated for Federal income tax purposes as a capital gain or loss. For details on the treatment of disposition of shares, see "Taxation of Holders of Common Shares," above.

Withholding

        If a participant is subject to withholding on distributions, the amount of tax to be withheld will be deducted from the amount of the distributions and only the reduced amount will be reinvested in Common Shares. For details on backup withholding with respect to the Common Shares, see "U.S. Shareholders—Backup Withholding" and "Non-U.S. Shareholders—Backup Withholding and Information Reporting," above. For details of other types of withholding relevant to non-U.S. shareholders, see "Non-U.S. Shareholders," above.

PLAN OF DISTRIBUTION

        Subject to the discussion below, newly issued Common Shares sold under the Plan are distributed directly by Vornado Realty Trust rather than through an underwriter, broker or dealer. There are no brokerage commissions or other fees charged to participants in the Plan in connection with their purchases of such newly issued Common Shares under the Plan. To the extent Common Shares are purchased in the open market by the Agent, brokerage commissions or mark-ups, and any other fees or expenses charged by the broker-dealer or broker-dealers involved, will be paid by us.

        We may sell shares of our Common Shares through the Plan to persons who, in connection with the resale of such Common Shares, may be considered underwriters. In connection with these types of transactions, compliance with Regulation M under the Exchange Act would be required. We will not give any person any rights or privileges other than those that the person would be entitled to as a participant under the Plan. We will not enter into any agreement with any person regarding the person's purchase, resale or distribution of shares.

        Subject to the availability of our Common Shares registered for issuance under the Plan, there is currently no total maximum number of Common Shares that can be issued pursuant to the reinvestment of dividends.

EXPERTS

        The consolidated financial statements as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, the related financial statement schedules incorporated in this prospectus by reference from Vornado Realty Trust's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended by Forms 10-K/A, filed with the SEC on March 3 and April 5, 2010, and the effectiveness of Vornado Realty Trust's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion and include an explanatory paragraph relating to a change in method of accounting for debt with conversion options and noncontrolling interests in consolidated subsidiaries and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements and the related financial statement schedule of Toys "R" Us, Inc. and subsidiaries included in Toys "R" Us, Inc.'s Annual Report on Form 10-K for the fiscal year ended January 30, 2010, and incorporated in this prospectus by reference from Vornado Realty Trust's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended by Forms 10-K/A, filed with the SEC on March 3 and April 5, 2010, and the effectiveness of Toys "R" Us, Inc.'s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include explanatory paragraphs relating to (a) a change in accounting estimate effected by a change in accounting principle related to gift card breakage, (b) a change in accounting method for valuing the merchandise inventories for its domestic segment from the retail inventory method to the weighted average cost method, (c) the adoption of new guidance on the accounting for uncertainty in income taxes, and (d) the adoption of new guidance on the accounting for non-controlling interests and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Lexington Realty Trust and subsidiaries (Lexington) as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule and Lexington management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, included in Lexington's 2009 Annual Report on Form 10-K, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and, in part with respect to the 2008 consolidated financial statements, PricewaterhouseCoopers LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

        The financial statements of Lex-Win Concord LLC incorporated in this prospectus by reference to Lexington Realty Trust's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is incorporated by reference in Vornado Realty Trust's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended by Forms 10-K/A, filed with the SEC on March 3 and April 5, 2010, have been so incorporated in reliance on the report, which contains an explanatory paragraph relating to Lex-Win Concord LLC's ability to continue as a going concern as described in Note 3 to those financial statements, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        With respect to the unaudited interim financial information of Vornado Realty Trust for the periods ended March 31, 2010 and 2009, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in Vornado Realty Trust's Quarterly Report on Form 10-Q for the quarters ended March 31, 2010 and March 31, 2009 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because the report is not a "report" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

VALIDITY OF THE COMMON SHARES

        The validity of the Common Shares issued hereunder will be passed upon for Vornado Realty Trust by Venable LLP, Baltimore, Maryland, Maryland counsel to Vornado Realty Trust.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The following is a statement of expenses (all of which are estimated) in connection with the issuance and distribution of the securities being registered:

SEC registration fee	$555.08
Printing and engraving expenses	4,000.00
Legal fees and disbursements	120,000.00
Accounting fees and disbursements	50,000.00
Transfer Agent's and Depositary's fees and disbursements	750.00
Blue Sky fees and expenses	0.00
Miscellaneous (including listing fees)	5,000.00
Total	$180,305.08

Item 15.    Indemnification of Trustees and Officers.

        Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and which is material to the cause of action. Vornado Realty Trust's declaration of trust includes such a provision eliminating such liability to the maximum extent permitted by Maryland Law.

        Vornado Realty Trust's declaration of trust authorizes it, to the extent provided in Vornado Realty Trust's bylaws, to indemnify, and to pay or reimburse reasonable expenses to, as such expenses are incurred by, each trustee, officer, employee or agent (including any person who, while a trustee of Vornado Realty Trust, is or was serving at the request of Vornado Realty Trust as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan) from all claims and liabilities to which such person may become subject by reason of his being or having been a trustee, officer, employee or agent.

        Vornado Realty Trust's bylaws require it to indemnify (a) any trustee or officer or any former trustee or officer (including and without limitation, any individual who, while a trustee or officer and at the request of Vornado Realty Trust, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of such status, against reasonable expenses incurred by him in connection with the proceeding and (b) any present or former trustee or officer against any claim or liability to which he may become subject by reason of such status unless it is established that (i) his act or omission was material to the cause of action giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. In addition, Vornado Realty Trust's bylaws require it to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trustee or officer made a party to a proceeding by reason of such status upon Vornado Realty Trust's receipt of (i) a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by Vornado Realty Trust and (ii) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by Vornado Realty Trust if it shall ultimately be determined that the applicable standard of conduct was not met. Vornado Realty Trust's bylaws also (i) permit Vornado Realty Trust to provide indemnification and payment or reimbursement of expenses to a present or former trustee or officer who served a predecessor of Vornado Realty Trust in such capacity and to any employee or agent of Vornado Realty Trust or a predecessor of Vornado Realty Trust, (ii) provide that any indemnification or payment or reimbursement of the expenses permitted by the bylaws shall be furnished in accordance with the procedures provided for indemnification or payment or reimbursement of expenses, as the case may be, under Section 2-418 of the Maryland General Corporation Law (the "MGCL") for directors of Maryland corporations and (iii) permit Vornado Realty Trust to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by the MGCL, as in effect from time to time, for directors of Maryland corporations.

        The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

        The Second Amended and Restated Agreement of Limited Partnership, dated as of October 20, 1997, as amended (the "Partnership Agreement"), of Vornado Realty L.P. provides, generally, for the indemnification of an "Indemnitee" against losses, claims, damages, liabilities, expenses (including, without limitation, attorneys' fees and other legal fees and expenses), judgments, fines, settlements and other amounts that relate to the operations of Vornado Realty L.P. unless it is established that (i) the act or omission of the Indemnitee was material and either was committed in bad faith or pursuant to active and deliberate dishonesty, (ii) the Indemnitee actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. For this purpose, the term "Indemnitee" includes (i) any person made a party to a proceeding by reason of its status as (A) the general partner of Vornado Realty L.P., (B) a limited partner of Vornado Realty L.P. or (C) an officer of Vornado Realty L.P. or a trustee, officer or shareholder of Vornado Realty Trust and (ii) such other persons (including affiliates of Vornado Realty Trust or Vornado Realty L.P.) as Vornado Realty Trust may designate from time to time in its discretion. Any such indemnification will be made only out of assets of Vornado Realty L.P., and in no event may an Indemnitee subject the limited partners of Vornado Realty L.P. to personal liability by reason of the indemnification provisions in the Partnership Agreement.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, trustees or controlling persons of the registrant pursuant to the foregoing provisions or otherwise, Vornado Realty Trust has been advised that, in the opinion of the Securities and Exchange

Commission, such indemnification is against public policy and, therefore, unenforceable. In addition, indemnification may be limited by state securities laws. Vornado Realty Trust has purchased liability insurance for the purpose of providing a source of funds to pay the indemnification described above.

Item 16.    Exhibits.

        See the Exhibit Index which is incorporated herein by reference.

Item 17.    Undertakings.

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

              (i)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

             (ii)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x), for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date it is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or the prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

          The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer to sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424:

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 14th day of May, 2010.

VORNADO REALTY TRUST,
a Maryland real estate investment trust
By:	/s/ JOSEPH MACNOW Joseph Macnow Executive Vice President— Finance and Administration and Chief Financial Officer (Principal Financial and Accounting Officer)

 POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Steven Roth, Michael D. Fascitelli and Joseph Macnow, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, to any related Rule 462(b) registration statement and to any other documents filed with the Securities and Exchange Commission and to file the same, with all exhibits to the registration statement and other documents in connection with the registration statement, with the Securities and Exchange Commission or any other regulatory authority, grants to the attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and ratifies and confirms all that the attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue of this power of attorney.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

By:	/s/ STEVEN ROTH (Steven Roth)	Chairman of the Board of Trustees	May 14, 2010
By:	/s/ MICHAEL D. FASCITELLI (Michael D. Fascitelli)	President, Chief Executive Officer and Trustee (Principal Executive Officer)	May 14, 2010
By:	/s/ JOSEPH MACNOW (Joseph Macnow)	Executive Vice President— Finance and Administration and Chief Financial Officer (Principal Financial and Accounting Officer)	May 14, 2010
By:	/s/ CANDACE K. BEINECKE (Candace K. Beinecke)	Trustee	May 14, 2010
By:	/s/ ANTHONY W. DEERING (Anthony W. Deering)	Trustee	May 14, 2010
By:	/s/ ROBERT P. KOGOD (Robert P. Kogod)	Trustee	May 14, 2010
By:	/s/ MICHAEL LYNNE (Michael Lynne)	Trustee	May 14, 2010

By:	/s/ DAVID MANDELBAUM (David Mandelbaum)	Trustee	May 14, 2010
By:	/s/ RONALD G. TARGAN (Ronald G. Targan)	Trustee	May 14, 2010
By:	/s/ RICHARD R. WEST (Richard R. West)	Trustee	May 14, 2010
By:	/s/ RUSSELL B. WIGHT, JR. (Russell B. Wight, Jr.)	Trustee	May 14, 2010

EXHIBIT INDEX

Exhibit No.
3.1		Articles of Restatement of Vornado Realty Trust, as filed with the State Department of Assessments and Taxation of Maryland on July 30, 2007—Incorporated by reference to Exhibit 3.75 to Vornado Realty Trust's Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 (File No. 001-11954), filed on July 31, 2007.

3.2		Amended and Restated Bylaws of Vornado Realty Trust, as amended on March 2, 2000—Incorporated by reference to Exhibit 3.12 to Vornado Realty Trust's Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 001-11954), filed on March 9, 2000.

4.1		Specimen certificate representing Vornado Realty Trust's Common Shares of Beneficial Interest, par value $0.04 per share—Incorporated by reference to Exhibit 4.1 to Amendment No. 1 to Vornado Realty Trust's Registration Statement on Form S-3 (File No. 33-62395), filed on October 26, 1995.

5.1	*	Opinion of Venable LLP.

8.1	*	Tax opinion of Sullivan & Cromwell LLP.

8.2	*	Tax opinion of Shearman & Sterling LLP.

8.3	*	Tax opinion of Paul, Hastings, Janofsky & Walker LLP.

15.1	*	Letter Regarding Unaudited Interim Financial Information.

23.1	*	Consent of Deloitte & Touche LLP.

23.2	*	Consent of Deloitte & Touche LLP.

23.3	*	Consent of KPMG LLP.

23.4	*	Consent of PricewaterhouseCoopers LLP.

23.5		Consent of Venable LLP (included in its opinion filed as Exhibit 5.1).

23.6		Consent of Sullivan & Cromwell LLP (included in its opinion filed as Exhibit 8.1).

23.7		Consent of Shearman & Sterling LLP (included in its opinion filed as Exhibit 8.2).

23.8		Consent of Paul, Hastings, Janofsky & Walker LLP (included in its opinion filed as Exhibit 8.3).

24.1		Powers of Attorney (included on signature page).

*
Filed herewith.